Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
COFELY USA INC.,
COFELY EVEREST INC.,
ECOVA, INC.,
the PRINCIPAL SHAREHOLDERS,
AVISTA CAPITAL, INC., as the Shareholders’ Representative, and
GDF SUEZ ENERGIE SERVICES INTERNATIONAL S.A., as the Purchaser Parent

dated as of May 29, 2014

AGREEMENT AND PLAN OF MERGER    i

AGREEMENT AND PLAN OF MERGER    ii

AGREEMENT AND PLAN OF MERGER    iii

THIS AGREEMENT AND PLAN OF MERGER dated as of May 29, 2014 (the “Agreement”) among Cofely USA Inc., a Delaware corporation (“Purchaser”), Cofely Everest Inc., a Washington corporation which is a direct wholly owned Subsidiary of Purchaser (“Merger Sub”), Ecova, Inc., a Washington corporation (the “Company”), Avista Capital, Inc., Insight Capital Partners (Cayman) III, L.P., Insight Capital Partners III - Co-Investors, L.P., Insight Capital Partners III, L.P., Insight Venture Partners (Cayman) VI, L.P., Insight Venture Partners VI (Co-Investors), L.P., and Insight Venture Partners VI, L.P. as the Principal Shareholders, Avista Capital, Inc., as the Shareholders’ Representative (the “Shareholders’ Representative”), and, for purposes of Section 11.1, GDF SUEZ Energie Services International S.A., a société anonyme organized under the laws of Belgium (“Purchaser Parent”).
RECITALS

A.	The Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Purchaser.

B.
The Board of Directors of the Company has: (i) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) resolved to recommend approval of this Agreement by the Company Shareholders.

C.	The Boards of Directors of Purchaser and Merger Sub have approved this Agreement and declared it advisable for Purchaser and Merger Sub, respectively, to enter into this Agreement.

D.
Purchaser, Merger Sub, the Principal Shareholders and the Company have agreed to make certain representations, warranties and agreements specified herein in connection with the Merger and also to prescribe certain conditions to their obligations to complete the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, and intending to be legally bound hereby, Purchaser, Merger Sub, the Company and the Principal Shareholders agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement, the following terms have the meanings defined below:

“Action” means any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.
“Additional Disclosure” has the meaning set forth in Section 4.19.
“Adjusted Net Working Capital” shall mean current assets of the Company minus current liabilities of the Company, determined in accordance with the methodology described on,

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and used in the preparation of, Schedule 3.4(a)(1) and otherwise in accordance with GAAP using the same accounting methods, principles and procedures that were used in the preparation of the Company Financial Statements, but excluding (a) the Debt Payoff, and (b) the Transaction Expenses, except to the extent any portion of such Debt Payoff or Transaction Expenses (other than the Retention Bonus Awards) remains unpaid (or unfunded from a portion of the Gross Cash Consideration) at the Effective Time, in which case such unpaid (or unfunded) obligations will be treated as current liabilities of the Company as of the Effective Time.
“Adjustment Escrow Account” means a separate account, established with the Escrow Agent pursuant to the Escrow Agreement, in which the Adjustment Escrow Amount is held for disbursement by the Escrow Agent.
“Adjustment Escrow Amount” means $1,000,000.
“Affiliates” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Aggregate Exercise Price” means the aggregate exercise price of all Company Stock Options plus the aggregate exercise price of the Warrant.
“Aggregate Merger Consideration” has the meaning set forth in Section 3.1(c).
“Aggregate Option Consideration” has the meaning set forth in Section 3.1(b).
“Aggregate Share Consideration” has the meaning set forth in Section 3.1(a).
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 7.12(g).
“Amending Disclosure” has the meaning set forth in Section 4.19.
“Articles of Merger” has the meaning set forth in Section 2.3.
“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in the State of Washington are authorized by Law or executive order to be closed.
“Cap” has the meaning set forth in Section 9.6(a).
“Certificates” has the meaning set forth in Section 3.1(a).
“Change of Control Agreement” has the meaning set forth in Section 7.5(a).

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“Claim” means any dispute or claim or any judicial, administrative or arbitral Actions, suits or proceedings (public or private), including proceedings by or before a Governmental Entity.
“Claims Notice” has the meaning set forth in Section 9.5(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” has the meaning set forth in Section 3.4(a).
“Closing Date” has the meaning set forth in Section 2.2.
“Code” has the meaning set forth in Section 3.3.
“Company” has the meaning set forth in the preamble.
“Company Balance Sheet” has the meaning set forth in Section 4.4.
“Company Benefit Plans” has the meaning set forth in Section 4.7(a).
“Company Disclosure Schedule” has the meaning set forth in the preamble to Article IV.
“Company Employee” means each current and former employee of the Company.
“Company Financial Statements” has the meaning set forth in Section 4.4.
“Company Indebtedness” means, with respect to the Company, (i) all indebtedness for borrowed money, but excluding any obligations with respect to operating or capital leases; (ii) all indebtedness secured by any Lien other than Permitted Liens on any property or asset owned or held by the Company regardless of whether the indebtedness secured thereby shall have been assumed by the Company or is nonrecourse to the credit of the Company, but excluding any obligations with respect to operating or capital leases; and (iii) all interest, principal, prepayment penalty, fees, or expenses to the extent payable in respect of those items described in clauses (i) and (ii) of this definition, all of which Company Indebtedness, as of the date of this Agreement, is listed on Appendix A attached hereto.
“Company Material Adverse Change” means a fact, circumstance, event, effect or change that is materially adverse to the business or financial condition of the Company, taken as a whole, but shall not include events or effects relating to or resulting from: (i) changes in general economic or political conditions or the securities, credit or financial markets, (ii) changes or developments in the industries in which the Company operates to the extent such changes or developments do not disproportionately impact the Company relative to its main competitors, (iii) changes in Law, (iv) effects resulting from the announcement, negotiation, existence or performance of this Agreement or the Merger or the proposal thereof (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, financing sources, strategic partners or other business partners), (v) the identity of Purchaser or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of the Company that

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Purchaser has requested or to which Purchaser has expressly consented, (vii) any acts of terrorism or war, (viii) changes in GAAP or the interpretation thereof, (ix) any material failure to meet internal or published projections, forecasts or revenue or earning predictions reflecting the period between the date of this Agreement and the Closing Date; (x) earthquake, hurricane or other natural disaster or act of God, or (x) any damage to or destruction of any Real Property (whether or not insured) other than destruction to the Real Property leased by the Company located at 1313 N. Atlantic Street, Spokane, WA; provided, that, in the case of items (i), (iii), (vii) or (viii), such items shall be excluded only to the extent that they do not have a disproportionate effect on the Company relative to its main competitors.
“Company Material Contract” has the meaning set forth in Section 4.16(a).
“Company Permits” has the meaning set forth in Section 4.6(b).
“Company Shareholder” means a holder of the Shares outstanding as of the record date established by the Company’s Board of Directors pursuant to Section 7.4 of this Agreement.
“Company Shareholder Consent” has the meaning set forth in Section 7.4.
“Company Stock Options” has the meaning set forth in Section 3.1(b).
“Company Stock Plans” means that certain Advantage IQ, Inc. Second Amended and Restated 1997 Stock Plan and that certain 2013 Amended and Restated Stock Incentive Plan of the Company.
“Company Terminable Breach” has the meaning set forth in Section 10.1(f).
“Confidential Information” has the meaning set forth in Section 11.2(b).
“Continuing Employee” has the meaning set forth in Section 7.5(a).
“Contract” means all legally enforceable contracts, agreements, understandings, arrangements and commitments, whether written or oral, excluding Purchase Orders.
“D&O Indemnified Party” has the meaning set forth in Section 7.8(b).
“Debt Payoff” has the meaning set forth in Section 3.1(f).
“Deductible” has the meaning set forth in Section 9.6(a).
“Designated Accountant” has the meaning set forth in Section 3.4(b).
“Dissenting Shares” has the meaning set forth in Section 2.1(h).
“DWT” is defined in Section 11.15.
“Effective Time” has the meaning set forth in Section 2.3.
“End Date” has the meaning set forth in Section 10.1(b).

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“Equity Interests” has the meaning set forth in Section 4.1(c).
“ERISA” has the meaning set forth in Section 4.7(a).
“ERISA Affiliate” has the meaning set forth in Section 4.7(c).
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means that certain Escrow Agreement between Purchaser, Shareholders’ Representative and Escrow Agent, dated as of the Closing Date, in form and substance substantially similar to Exhibit A.
“Estimated Adjusted Net Working Capital” has the meaning set forth in Section 3.4(a).
“Estimated Net Liabilities” has the meaning set forth in Section 3.4(a).
“Exchange Agent” has the meaning set forth in Section 3.2(a).
“Exchange Fund” has the meaning set forth in Section 3.2(a).
“Fundamental Cap” has the meaning set forth in Section 9.6(b).
“Fundamental Representation” has the meaning set forth in Section 9.1.
“GAAP” means generally accepted accounting principles applicable in the United States.
“Governmental Entity” has the meaning set forth in Section 4.3(b).
“Gross Cash Consideration” means $335,000,000.
“Gross Share Consideration” has the meaning set forth in Section 3.1(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations adopted thereunder.
“HUM” means Home Utility Management, LLC, a Delaware limited liability company.
“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on income (whether net income, gross income or income as specially defined), including any interest, penalty or addition thereto.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Indemnified Party” has the meaning set forth in Section 9.5(a).

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“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Insight Entities” means, collectively, Insight Capital Partners (Cayman) III, L.P., Insight Capital Partners III - Co-Investors, L.P., Insight Capital Partners III, L.P., Insight Venture Partners (Cayman) VI, L.P., Insight Venture Partners VI (Co-Investors), L.P., and Insight Venture Partners VI, L.P.
“Indemnity Escrow Account” means a separate account, established with the Escrow Agent pursuant to the Escrow Agreement, in which the Indemnity Escrow Amount is held for disbursement by the Escrow Agent.
“Indemnity Escrow Amount” means an amount equal to five percent of the Gross Cash Consideration.
“Insurance Policies” has the meaning set forth in Section 4.17.
“Intellectual Property” means any and all legally recognized intellectual property rights, including all U.S. and foreign: (i) issued patents and patent applications filed of record in any jurisdiction; (ii) trademarks, service marks, trade dress, and logos, including all applications and registrations and related goodwill; (iii) copyrights, including all applications and registrations related to the foregoing (including in any software); (iv) Trade Secrets; and (v) internet domain name registrations.
“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Schedule 4, in each case assuming the exercise of reasonable inquiry and investigation by each such individual.
“Law” or “Laws” has the meaning set forth in Section 4.6(a).
“Letter of Transmittal” has the meaning set forth in Section 3.2(b).
“Lien” means any lien, Claim, mortgage, encumbrance, pledge, security interest, equity or charge of any kind.
“Loss” or “Losses” means losses, liabilities, judgments, damages, fines, Taxes, costs and expenses (including attorneys’ fees) resulting from any Action, Claim or demand, whether involving a third party or among the Parties to this Agreement; provided that “Loss” or “Losses” shall not include indirect, special, consequential, punitive or treble damages or damages based on lost profits, diminution of value or on any type of multiple of actual damages (except to the extent such damages are awarded to a third party).
“made available” means that the Company has posted such materials to the virtual data room (https://datasite.merrillcorp.com) established in connection with the transactions contemplated by this Agreement at least five Business Days prior to the date this Agreement has been fully executed by all Parties.
“Majority Shareholder” has the meaning set forth in the preamble to Article V.
“Merger” has the meaning set forth in Recital A.

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“Merger Sub” has the meaning set forth in the preamble.
“Multiemployer Plan” has the meaning set forth in Section 4.7(a).
“Net Exercise” means a net or cashless exercise of Company Stock Options or the Warrant, as applicable, using shares instead of cash for such exercise, which is to be determined by deducting from the total number of shares issuable under such Company Stock Option or Warrant a number of shares equal in value to the aggregate exercise price under such Company Stock Option or Warrant (using the Gross Share Consideration value for purposes of determining the number of shares to be so deducted).
“Net Liabilities” shall mean the sum of the GEXA refund payment obligation, the Wells Fargo p-card obligation in excess of the Wells Fargo p-card cash, the unrealized loss on investment of client funds, and 50% of the unpaid amount of the capital leases, as listed on Schedule 3.4(a)(2) and determined in accordance with GAAP using the same accounting methods, principles and procedures that were used in the preparation of the Company Financial Statements.
“Net Proceeds” has the meaning set forth in Section 7.15.
“New Plans” has the meaning set forth in Section 7.5(b).
“NL Reduction” has the meaning set forth in Section 3.4(a).
“Nondisclosure Agreement” means the Nondisclosure Agreement among the Company, Purchaser and Robert W. Baird & Co Incorporated dated December 10, 2013, as subsequently amended.
“NWC Addition” has the meaning set forth in Section 3.4(a).
“NWC Reduction” has the meaning set forth in Section 3.4(a).
“Old Plans” has the meaning set forth in Section 7.5(b).
“Outstanding Securities Number” means the total number of Shares calculated as outstanding on the date of this Agreement, on a fully diluted basis, based on the capitalization table of the Company set forth in Section 4.2(a) of the Company Disclosure Schedule, which calculation shall assume the exercise of all Company Stock Options and the Warrant, regardless of vesting or other restrictions on exercise or conversion and regardless of whether any Company Stock Options or the Warrant are actually exercised.
“Party” or “Parties” means Purchaser, Merger Sub, the Company, the Principal Shareholders, and the Shareholders’ Representative, or any one of them, as applicable.
“Percentage Interest” means, with respect to any Securityholder, the fraction, expressed as a percentage, the numerator of which is the number of Shares held by such Securityholder (assuming the Net Exercise of all Company Stock Options and the Warrant, regardless of vesting or other restrictions on exercise or conversion and regardless of whether any Company Stock Options or the Warrant are actually exercised) and the denominator of

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which is the Outstanding Securities Number, as adjusted to reflect the Net Exercise of all Company Stock Options and the Warrant, regardless of vesting or other restrictions on exercise or conversion and regardless of whether any Company Stock Options or the Warrant are actually exercised).
“Permitted Lien” means a Lien: (i) for Taxes or governmental assessments, charges or claims of payment not yet due, or which is being contested in good faith and for which adequate accruals or reserves have been established, the existence or contest of which Lien does not constitute an event of default under any lease or sublease of Real Property, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business and as to which there is no default on the part of the Company, or which is being contested in good faith and for which adequate accruals or reserves have been established, the existence or contest of which Lien does not constitute an event of default under any lease or sublease of Real Property, (iii) which is a zoning, entitlement or other land use regulation by any Governmental Entity, (iv) which is disclosed on or reserved against in the Company Financial Statements, (v) which was incurred in the ordinary course of business since the date of the Company Balance Sheet, (vi) which is released at or promptly after Closing in connection with the Debt Payoff, or (vii) which is disclosed on Section 4.4 of the Company Disclosure Schedule.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group or organization including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.
“PII” has the meaning set forth in Section 4.13(c).
“Post-Closing Expenses Fund” has the meaning set forth in Section 3.1(e).
“Preferred Stock” has the meaning set forth in Section 4.2(a).
“Prenova Lawsuit” means that certain lawsuit currently pending against Shareholder Representative Services, LLC in the Delaware Court of Chancery with the case caption 9490-Ecova, Inc. v. Shareholder Representative Serv.
“Principal Shareholder” has the meaning set forth in the preamble to Article V.
“Principal Shareholder’s Shares” has the meaning set forth in Section 5.2.
“Proposed Allocation Schedule” has the meaning set forth in Section 7.12(g).
“Purchase Order” means any customer purchase order placed with the Company in the ordinary course of business or any purchase order placed by the Company for the supply of goods and services in the ordinary course of business.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Approvals” has the meaning set forth in Section 6.2(b).
“Purchaser Guaranteed Obligations” has the meaning set forth in Section 11.1.

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“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.
“Purchaser Material Adverse Change” has the meaning set forth in Section 6.1.
“Purchaser’s NWC Calculation” has the meaning set forth in Section 3.4(b).
“Purchaser Parent” has the meaning set forth in the preamble.
“Purchaser Terminable Breach” has the meaning set forth in Section 10.1(e).
“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Registered Company IP” has the meaning set forth in Section 4.12(a).
“Release Date” has the meaning set forth in Section 9.8.
“Representative Indemnified Party” has the meaning set forth in Section 9.11(g).
“Representatives” means, with respect to a Party, (i) the directors, officers, managers, employees, financial advisors, accountants, auditors, legal counsel, consultants and other representatives of such Party or its Affiliates and (ii) such Party’s or its Affiliates’ current or potential lenders, sources of funding or its rating agencies.
“Restraint” has the meaning set forth in Section 8.1(b).
“Retention Bonus Awards” means those certain individual retention bonus awards approved by the Company in October and November 2013 and awarded to seven Company Employees, the aggregate amount of which awards that will be payable as of the Closing Date is set forth in Section 4.7 of the Company Disclosure Schedule.
“SEC” means the Securities and Exchange Commission.
“Section 338(h)(10) Election” has the meaning set forth in Section 7.12(g).
“Security Agreement” means the Security Agreement dated August 8, 2008 by and between the Company and Wells Fargo in respect of the WellsOne Commercial Card Agreement dated May 27, 2008 by and between the Company and Wells Fargo, as amended, and the Wells Fargo MasterCard Multi Card Agreement dated May 2, 2008 by and between the Company and Wells Fargo, as amended.
“Securityholder” means any Company Shareholder, the holder of the Warrant, and any holder of Company Stock Options as of the date of this Agreement, each of which Securityholders, together with the number of Shares held by or subject to the Warrant or the Company Stock Options held by each such Securityholder, is listed in Section 4.2(a) of the Company Disclosure Schedule.
“SEEL” means SEEL, LLC, a Michigan limited liability company.

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“Seller Indemnified Parties” has the meaning set forth in Section 9.4.
“Share” has the meaning set forth in Section 3.1(a).
“Share Consideration” means, in the case of each Securityholder, the Gross Share Consideration less such Securityholder’s Percentage Interest share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Post-Closing Expenses Fund.
“Shareholders’ Representative” has the meaning set forth in the preamble.
“Solvent” means, with respect to a Person or group means that, immediately after the Effective Time: (i) the amount of the fair saleable value of the assets of such Person or group exceeds the sum of (a) the value of all liabilities of such Person or group, including contingent and other liabilities, as those terms are generally applied in accordance with the applicable Laws governing determinations of the solvency of debtors and (b) the amount that will be required to pay the probable liabilities of such Person or group on its existing debts (including contingent liabilities) as such debts become absolute and mature, (ii) such Person or group will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Purchaser after that time and (iii) such Person or group will be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Source Code” is defined in Section 4.12(e).
“Specified Approvals” has the meaning set forth in Section 4.3(b).
“Spokane Landlord” means the landlord of those certain premises located at 1313 North Atlantic Street, Spokane, WA.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” or “Subsidiaries” means, with respect to any Party, any corporation, partnership, association, trust or other legal entity of which (i) more than 51% of the outstanding voting securities are on the date hereof directly or indirectly owned by such Party, or (ii) such Party or any Subsidiary of such Party is a general partner (excluding partnerships in which such Party or any Subsidiary of such Party does not have a majority of the voting interests in such partnership).
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target Adjusted Net Working Capital” means an amount equal to $28,833,000.
“Tax” or “Taxes” means (i) any federal, state, local or non-U.S. taxes, charges, fees, imposts, duties and other similar assessments or charges of any kind imposed by any Governmental Entity, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including

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any interest, penalty or addition thereto; and (ii) any liability for any amounts of the type described in clause (i) as a result of being or ceasing to be a member of any Tax Group.
“Tax Contest” means any audit, examination, hearing, trial, appeal, or other Action with respect to any Taxes or Tax Returns of the Company.
“Tax Group” means any affiliated, combined, consolidated, or unitary group or similar arrangement for group relief for U.S. federal, state, or local or non-U.S. Tax purposes.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.1(a).
“Third Party Claim” has the meaning set forth in Section 9.5(a).
“Third Party IP” has the meaning set forth in Section 4.12(d).
“Trade Secrets” means trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies that derive independent actual or potential commercial value to the Company from not being generally known.
“Transaction Bonus Plan” means that certain transaction bonus plan adopted by the Company as of May 1, 2014, under which plan the aggregate amount of the awards that will be payable as of the Closing Date is set forth in Section 4.7 of the Company Disclosure Schedule.
“Transaction Bonus Plans” means, collectively, the Transaction Bonus Plan and the Retention Bonus Awards.
“Transaction Expenses” means the aggregate amount of any fees, expenses and other costs incurred or accrued by the Company in connection with or relating to this Agreement or the transactions contemplated hereby and set forth on Appendix B attached hereto, which shall be updated on or before the third Business Day prior to the Closing (including, without limitation, attorneys’ fees, accountants’ fees, investment banking or brokers’ fees, consulting fees, professional fees and other costs, loan prepayment fees, amounts payable to Company Employees or service providers of the Company as a result of the Merger (including the Retention Bonus Awards, but not including payments in connection with Company Stock Options or the Transaction Bonus Plan, which will be paid in accordance with Section 3.1(b) and Section 3.1(h), respectively), third party consent fees, the Company’s agreed portion ($500,000) of any representation and warranty insurance policy that Purchaser elects to obtain in connection with this Agreement, and any other out of pocket or other expenses incurred in connection with this Agreement or the transactions contemplated hereby), to the extent not already paid prior to the Closing Date, but excluding in all cases any fees, expenses or costs incurred by Purchaser or incurred by the Company at the request of Purchaser, including without limitation any fees, expenses or costs of Purchaser’s attorneys, accountants, brokers and other advisors.

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“Transfer Tax” means any federal, state, local or non-U.S. transfer, documentary, real estate transfer, mortgage recording, sales, use, stamp, registration, value-added or similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.

“Warrant” means that certain Common Stock Purchase Warrant dated November 30, 2000 held by the Majority Shareholder to purchase up to 151,763 Shares at an exercise price of $2.7455 per share.

“Warrant Consideration” has the meaning set forth in Section 3.1(c).

“WBCA” has the meaning set forth in Section 2.1.

“Wells Fargo” means Wells Fargo Bank, National Association.

ARTICLE II
THE MERGER
Section 2.1    The Merger. Subject to the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (RCW 23B) (the “WBCA”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Washington Law as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 2.2    Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Davis Wright Tremaine LLP, 1201 Third Avenue, Suite 2200, Seattle, Washington 98101 at 9:00 a.m. local time June 30, 2014, or, subject to Section 10.1(b), the last day of the month of any subsequent month (the “Closing Date”), subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII at least two Business Days prior to the Closing Date (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of those conditions as well), or at such other place, date and time as the Company and Purchaser may agree in writing.
Section 2.3    Effective Time. Subject to this Agreement, at the Closing the Parties will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Washington in accordance with the WBCA. The Merger will become effective at 11:59 p.m. on the Closing Date, as the Articles of Merger will specify, after such Articles of Merger have been duly filed with the Secretary of State of the State of Washington (the effective time of the Merger, the “Effective Time”).
Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the WBCA.

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Section 2.5    Articles of Incorporation and By-Laws of the Surviving Corporation. Subject to Section 7.8, at the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended to read in their entirety as the articles of incorporation of Merger Sub in effect immediately before the Effective Time, until thereafter amended in accordance with applicable Law, except that the name of the Surviving Corporation shall be Ecova, Inc., and (b) the by-laws of the Surviving Corporation shall be amended to read in their entirety as the by-laws of Merger Sub in effect immediately before the Effective Time, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to Ecova, Inc.
Section 2.6    Directors. The directors of Merger Sub as of the Effective Time shall become the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 2.7    Officers. The officers of the Company as of the Effective Time shall become the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Section 2.8    Conversion of Merger Sub Common Stock. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.0001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
ARTICLE III
SHARE CONSIDERATION; EXCHANGE OF CERTIFICATES
Section 3.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
(a)    Conversion of Common Stock. Each share of common stock of the Company, par value $0.0001 per share (each, a “Share”), that is outstanding immediately before the Effective Time, but not including any Dissenting Shares, will be at the Effective Time converted automatically into and shall thereafter represent the right to receive (1) (A) an amount in cash equal to the quotient obtained by dividing (y) the Gross Cash Consideration, plus the Aggregate Exercise Price, plus the NWC Addition, if any, minus the NL Reduction or NWC Reduction, if any, minus the Debt Payoff, and minus the Transaction Expenses, by (z) the Outstanding Securities Number (such quotient, the “Gross Share Consideration”), less (B) such Company Shareholder’s Percentage Interest share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Post-Closing Expenses Fund, and (2) a portion of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Post-Closing Expenses Fund as determined in Sections 3.1(d) and 3.1(e). The aggregate amount of Share Consideration to be paid to each Company Shareholder shall be calculated by aggregating all

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Shares then held by such Company Shareholder and multiplying such figure by the Share Consideration, rounded to the nearest whole cent, with $0.005 rounded up, subject to the terms and conditions contained herein (including, without limitation, the adjustments described in Section 3.4). The aggregate amount of Share Consideration paid to all Company Shareholders pursuant to this Section 3.1(a) is referred to herein as the “Aggregate Share Consideration.” Notwithstanding the foregoing, immediately prior to the Effective Time, a portion of the Share Consideration otherwise payable to the Principal Shareholders equal to the aggregate amount payable pursuant to the Transaction Bonus Plan (but, for clarity, not the Retention Bonus Awards) shall be transferred, on their behalf, pro rata in proportion to the Share Consideration which they would otherwise receive, to the Company as a contribution to the capital of the Company. The Company (and, if necessary, the Surviving Corporation) shall use such amount to pay all bonuses arising under the Transaction Bonus Plan pursuant to Section 3.1(h). At the Effective Time, all Shares that have been converted into the right to receive the Share Consideration and the respective portions of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Post-Closing Expenses Fund as provided in this Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately before the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Share Consideration (after, and conditioned upon, surrendering their Certificate for such Shares), a portion of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Post-Closing Expenses Fund pursuant to Sections 3.1(d) and 3.1(e), if applicable, and the right to receive any then unpaid dividend or other distribution with respect to such Shares having a record date before the Effective Time.
(b)    Options. Each option to purchase Shares granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately before the Effective Time (collectively, the “Company Stock Options”) will be, at the Effective Time, automatically converted into the right to receive from Purchaser (1) (A) an amount in cash determined by multiplying: (x) the excess of the Gross Share Consideration over the per Share exercise price of such Company Stock Option by (y) the total number of Shares subject to the Company Stock Option, whether or not then vested, subject to the terms and conditions contained herein (including, without limitation, the adjustments described in Section 3.4), less any Taxes required to be withheld from such product pursuant to Section 3.3, less (B) such Securityholder’s Percentage Interest share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Post-Closing Expenses Fund (the aggregate amount paid for all Company Stock Options in accordance with the foregoing clauses (A) and (B), including any Taxes withheld pursuant to Section 3.3, the “Aggregate Option Consideration”), and (2) a portion of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Post-Closing Expenses Fund as determined in Sections 3.1(d) and 3.1(e). Calculations shall be rounded to the nearest whole cent, with $0.005 rounded up. As of the Effective Time, the Company Stock Plans will terminate and have no further force or effect. Before the Effective Time, the Board of Directors of the Company will adopt such resolutions as may reasonably be required to effectuate the actions contemplated by this Section 3.1(b). Not later than the second regular payroll date of the Company following the Closing Date, the Company shall distribute an amount equal to the Aggregate Option Consideration less required withholding Taxes to the holders of Company Stock Options. For the avoidance of doubt, no outstanding Company Stock Options shall be exercised or deemed exercised by reason of this Section 3.1(b).

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(c)    Warrant. The Warrant will be, at the Effective Time, automatically converted into the right to receive from Purchaser (1) (A) an amount in cash determined by multiplying: (x) the excess of the Gross Share Consideration over the per Share conversion price provided under the Warrant by (y) the total number of Shares subject to the Warrant, subject to the terms and conditions contained herein (including, without limitation, the adjustments described in Section 3.4), less (B) such Securityholder’s Percentage Interest share of the Adjustment Escrow Amount, the Indemnity Escrow Amount, and the Post-Closing Expenses Fund (the amount payable in accordance with the foregoing clauses (A) and (B), the “Warrant Consideration,” and together with the Aggregate Share Consideration and the Aggregate Option Consideration, the “Aggregate Merger Consideration”), and (2) a portion of the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Post-Closing Expenses Fund as determined in Sections 3.1(d) and 3.1(e). Calculations shall be rounded to the nearest whole cent, with $0.005 rounded up. As of the Effective Time, the Warrant will terminate and have no further force or effect. On the Closing Date or within three Business Days thereafter, the Company shall distribute an amount equal to the Warrant Consideration via check or wire transfer to the holder of the Warrant.
(d)    Escrow. On the Closing Date, Purchaser shall deposit, by wire transfer of immediately available funds, the Adjustment Escrow Amount into the Adjustment Escrow Account and the Indemnity Escrow Amount into the Indemnity Escrow Account, in each case to be held and administered in accordance with the terms of this Agreement and the Escrow Agreement. Such escrow amounts shall be withheld pro rata (based on each Securityholder’s Percentage Interest) from the amount which would be otherwise payable to each Securityholder at the Effective Time. Upon the effectiveness of the Merger, these provisions will be deemed to be binding on each of the Securityholders. Except as provided in Section 3.4(c), the Adjustment Escrow Account shall be the sole source of any payments that may become due to Purchaser pursuant to Section 3.4 and the Indemnity Escrow Account shall be the sole source of any payments that may become due to Purchaser pursuant to any indemnification claims pursuant to and in accordance with Section 9.2. Following payment of all amounts payable from the Adjustment Escrow Account pursuant to Section 3.4, any remaining balance of the Adjustment Escrow Account will be released and distributed to the Securityholders (based on each Securityholder’s Percentage Interest) in accordance with the terms of the Escrow Agreement. Following the Release Date, any remaining balance of the Indemnity Escrow Account will be released and distributed to the Securityholders (based on each Securityholder’s Percentage Interest) in accordance with the terms of the Escrow Agreement.
(e)    Post-Closing Expenses Fund. On the Closing Date, Purchaser shall deposit an amount in cash equal to $200,000 (such amount, the “Post-Closing Expenses Fund”) with the Escrow Agent, separate and apart from the Adjustment Escrow Account and the Indemnity Escrow Account, to be held and administered in accordance with the terms of this Agreement and the Escrow Agreement. Such Post-Closing Expenses Fund shall be withheld pro rata (based on each Securityholder’s Percentage Interest) from the amount which would be otherwise payable to each Securityholder at the Effective Time or at such time any amounts are payable by Purchaser pursuant to Section 3.4. The Shareholders’ Representative shall be entitled to withdraw amounts from the Post-Closing Expenses Fund to pay all out-of-pocket expenses incurred by the Shareholders’ Representative in performing its duties under this Agreement and the Escrow Agreement, including but not limited to the administration of

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indemnification claims pursuant to Section 9.2. Upon the effectiveness of the Merger, these provisions will be deemed to be binding on each of the Securityholders. Following the Release Date, subject to the Shareholders’ Representative’s right to reserve funds for pending or ongoing expenses, the remaining balance of the Post-Closing Expenses Fund will be released and distributed to the Securityholders (based on each Securityholder’s Percentage Interest) in accordance with the terms of the Escrow Agreement.
(f)    Company Indebtedness Paid at Closing. No later than five Business Days prior to the Closing Date, the Company shall deliver to Purchaser payoff letters for the Company Indebtedness. On the Closing Date, the Company shall pay to such account or accounts as specified in the payoff letters the aggregate amount of such Company Indebtedness (the “Debt Payoff”).
(g)    Transaction Expenses Paid at Closing. On the Closing Date or within ten Business Days thereafter, Purchaser shall cause the Company to pay the Transaction Expenses.
(h)    Transaction Bonus Plans. On the Closing Date, Purchaser shall deposit with the Company a portion of the Gross Cash Consideration otherwise payable to the Securityholders in an amount sufficient to fund and pay in full the bonuses arising under the Retention Bonus Awards and the Transaction Bonus Plan. Promptly, and no later than the second regular payroll date of the Company following the Closing Date, the Surviving Corporation shall pay or cause to be paid all such bonuses, less any Taxes required to be withheld pursuant to Section 3.3. For clarity, for purposes of determining the Adjusted Net Working Capital, the portion of the Gross Cash Consideration used to fund such bonuses will not be treated as a current asset, or as cash or a cash equivalent asset, of the Company at Closing, nor will the obligations arising in connection with such bonuses be treated as current liabilities of the Company at Closing.
(i)    Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, if required by the WBCA (but only to the extent required thereby), Shares that are issued and outstanding immediately before the Effective Time and that are held by Persons who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 23B.13 of the WBCA (the “Dissenting Shares”), will not be converted into the right to receive the Share Consideration, and instead holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with Section 23B.13 unless and until such holder fails to perfect or, with the Company’s consent, effectively withdraws or loses its rights to appraisal and payment under the WBCA. If, after the Effective Time, any such holder fails to perfect or, with the Company’s consent, effectively withdraws or loses such right, that holder’s Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Share Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Share Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 23B.13 of the WBCA and as provided in the previous sentence. The Company will deliver to Purchaser: (i) notice of any written demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Purchaser (which consent shall not

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be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands or consent to a withdrawal of rights to appraisal.
Section 3.2    Exchange of Certificates.
(a)    Exchange Agent. Before the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with U.S. Bank National Association, which theretofore shall have been appointed to act as a paying agent for the Merger (pursuant to an agreement in form and substance substantially similar to Exhibit B) (the “Exchange Agent”), in trust for the benefit of the Company Shareholders, cash in U.S. dollars sufficient to pay the Aggregate Share Consideration in exchange for all of the Shares outstanding immediately before the Effective Time payable upon due surrender of the certificates that immediately before the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) pursuant to this Article III (all such cash, the “Exchange Fund”).
(b)    Exchange Procedures.
(i)    Mailing to Company Shareholders. As soon as practicable after the Effective Time and in any event not later than the second (2nd) Business Day after the Closing Date, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the Share Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss, and appropriate bond, in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Purchaser and the Company may mutually agree prior to Closing) (the “Letter of Transmittal”).
(ii)    Payment for Shares. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily and reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a check or wire transfer in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and (y) the Share Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check or wire transfer for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.
(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates not representing Dissenting Shares are presented to the Surviving Corporation or Purchaser for

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transfer, they shall be cancelled and exchanged for Share Consideration pursuant to and in accordance with the procedures of this Article III.
(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to Purchaser or the Surviving Corporation for such holder’s portion of the Aggregate Share Consideration or the amounts to which they are entitled under Section 3.1, in all cases without interest thereon.
(e)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Purchaser, Merger Sub, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, or pursuant to any Tax Law.
(f)    Investment of Exchange Fund. The Exchange Agent may invest all cash included in the Exchange Fund as reasonably directed by mutual agreement of Purchaser and the Shareholders’ Representative; provided, however, that any investment of such cash shall be limited to direct short-term obligations of the U.S. government or short-term obligations fully guaranteed as to principal and interest by the U.S. government. Subject to the previous sentence, any income resulting from investment of the Exchange Fund shall be paid to the Surviving Corporation pursuant to Section 3.2(d).
(g)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any Claim that may be made with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of the Share Consideration for the Shares (assuming they are not Dissenting Shares) represented by such lost, stolen or destroyed Certificate.
Section 3.3    Withholding Rights. The Exchange Agent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options, the Warrant, or any recipient of a bonus pursuant to one of the Transaction Bonus Plans, and promptly thereafter to remit to the appropriate Governmental Entity, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any state, local or non-U.S. Tax Law with respect to such payment. To the extent that amounts are so withheld or deducted such amounts shall be treated for all purposes as having been paid to the Person in respect of which such deductions and withholdings were made.
Section 3.4    Adjustments to Gross Cash Consideration.
(a)    Adjustments at Closing. On or before the fifth Business Day prior to the Closing Date, the Company shall deliver to Purchaser an estimated balance sheet as of the Effective Time (the “Closing Balance Sheet”), in the form attached hereto as Schedule 3.4(a)(1), and prepared by the

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Company in accordance with GAAP, applied using the same accounting methods, principles and procedures that were used in the preparation of the Company Financial Statements, which fairly estimates and presents calculations as of the Effective Time of the estimated Adjusted Net Working Capital of the Company (the “Estimated Adjusted Net Working Capital”) and the estimated Net Liabilities of the Company (the “Estimated Net Liabilities”), accompanied by relevant backup materials and schedules, in reasonable detail, a statement setting forth the calculations showing the basis for the determination of such sums and a certificate of the Chief Financial Officer of the Company. Subject to Purchaser’s review and approval (not to be unreasonably withheld, conditioned or delayed) of the Company’s calculations of the Estimated Adjusted Net Working Capital and the Estimated Net Liabilities, at the Closing in accordance with Section 3.1(a), the Gross Cash Consideration shall be (A) increased by the amount by which the Estimated Adjusted Net Working Capital exceeds the Target Adjusted Net Working Capital (the “NWC Addition”) or (B) decreased by the amount by which the Target Adjusted Net Working Capital exceeds the Estimated Adjusted Net Working Capital (the “NWC Reduction”), and (C) decreased by the amount of the Estimated Net Liabilities (the “NL Reduction”). The amounts of the Estimated Net Liabilities, estimated as of the date of this Agreement, are set forth on Schedule 3.4(a)(2) hereto.
(b)    Determination of Adjusted Net Working Capital and Net Liabilities. As soon as practicable after the Closing Date, but no later than the 120th day after the Closing Date, Purchaser will deliver to the Shareholders’ Representative the actual calculations of the Adjusted Net Working Capital (“Purchaser’s NWC Calculation”) and the Net Liabilities (“Purchaser’s Net Liabilities Calculation”), calculated as of the Effective Time, accompanied by relevant backup materials and schedules, in reasonable detail, a statement setting forth the calculations showing the basis for the determination of such sums and a certificate of the Chief Financial Officer of Purchaser. Purchaser’s NWC Calculation and Purchaser’s Net Liabilities Calculation shall be prepared in accordance with GAAP, using the same accounting methods, principles and procedures that were used in the preparation of the Company Financial Statements.
(i)    After delivery of Purchaser’s NWC Calculation and Purchaser’s Net Liabilities Calculation, the Shareholders’ Representative and its advisors, at the Shareholders’ Representative’s expense, during normal business hours and upon reasonable advance notice, shall have full access to the books and records of Purchaser and the Company and any personnel, work papers or historical financial information as the Shareholders’ Representative may reasonably request for purposes of reviewing Purchaser’s calculations. If the Shareholders’ Representative desires to object to Purchaser’s NWC Calculation or Purchaser’s Net Liabilities Calculation, the Shareholders’ Representative shall deliver to Purchaser written notice of such objection (which shall include the basis of such objection in reasonable detail and the Shareholders’ Representative’s proposed modification of such calculation) within thirty (30) days after the delivery by Purchaser to the Shareholders’ Representative of Purchaser’s NWC Calculation and Purchaser’s Net Liabilities Calculation. If the Shareholders’ Representative does not object to Purchaser’s NWC Calculation or Purchaser’s Net Liabilities Calculation within such 30 day period, Purchaser’s NWC Calculation and Purchaser’s Net Liabilities Calculation shall be final, conclusive and binding on the Parties hereto.
(ii)    If Purchaser disagrees with all or any portion of the Shareholders’ Representative’s proposed modification of Purchaser’s NWC Calculation or

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Purchaser’s Net Liabilities Calculation delivered by the Shareholders’ Representative pursuant to Section 3.4(b)(i) above, the Parties shall negotiate in good faith to reach an agreement during the 15 day period following delivery of such proposed modification by the Shareholders’ Representative, and if the disputed items are so resolved, Purchaser’s NWC Calculation and Purchaser’s Net Liabilities Calculation, with such changes as have been agreed in writing by Purchaser and the Shareholders’ Representative, shall be final, conclusive and binding on the Parties hereto. If, upon completion of such 15 day period, Purchaser and the Shareholders’ Representative are unable to reach an agreement, they shall promptly thereafter cause an office of PricewaterhouseCoopers LLP located in the State of Washington, or, if PricewaterhouseCoopers LLP is unable to serve, an office of an impartial nationally recognized firm of independent accountants located within the State of Washington mutually appointed by Purchaser and the Shareholders’ Representative (the “Designated Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjusted Net Working Capital and the Net Liabilities. In making such calculation, the Designated Accountant shall consider only those items or amounts in the calculation of the Adjusted Net Working Capital or Net Liabilities as to which Purchaser and the Shareholders’ Representative have disagreed. The Designated Accountant shall deliver to Purchaser and the Shareholders’ Representative, as promptly as practicable, a report setting forth its calculations. Such report shall be final, conclusive and binding upon the Parties hereto. The cost of such review and report shall be paid one-half from the Post-Closing Expenses Fund, on the one hand, and one-half by Purchaser, on the other hand.
(c)    Adjustment after Final Determination of Adjusted Net Working Capital and Net Liabilities. Within 10 days after the final determination of the Adjusted Net Working Capital, (i) in the event the final Adjusted Net Working Capital exceeds the Estimated Adjusted Net Working Capital, then the Surviving Corporation shall deposit in the Adjustment Escrow Account in cash by wire transfer the amount of such excess, or (ii) in the event the Estimated Adjusted Net Working Capital exceeds the final Adjusted Net Working Capital, then Purchaser and the Shareholders’ Representative shall promptly authorize payment to Purchaser from the Adjustment Escrow Account of the amount of such excess, which shall be deemed to have been paid by the Securityholders according to their respective Percentage Interests, and (iii) in the event the Estimated Net Liabilities exceed the final Net Liabilities, then the Surviving Corporation shall deposit in the Adjustment Escrow Account in cash by wire transfer the amount of such excess, or (iv) in the event the final Net Liabilities exceed the Estimated Net Liabilities, then Purchaser and the Shareholders’ Representative shall promptly authorize payment to Purchaser from the Adjustment Escrow Account of the amount of such excess, which shall be deemed to have been paid by the Securityholders according to their respective Percentage Interests; provided, however, that if the amount of the Adjustment Escrow Amount then remaining shall be less than the amount required to be paid to the Surviving Corporation hereunder, the Shareholders’ Representative shall promptly authorize payment of any such deficiency to Purchaser from the Indemnity Escrow Account.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the disclosure schedule delivered by the Company to Purchaser upon execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Purchaser and Merger Sub as follows.
Section 4.1    Qualification, Organization, Subsidiaries, Etc.
(a)    The Company is a corporation duly organized and validly existing under the Laws of the State of Washington, and has all requisite corporate power and authority to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not constitute or give rise to a Company Material Adverse Change.
(b)    Each of HUM and SEEL is a limited liability company duly organized and validly existing under the Laws of the state of its formation, and each has all requisite limited liability company power and authority to carry on its business as presently conducted. Each of HUM and SEEL is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not constitute or give rise to a Company Material Adverse Change.
(c)    The Company has no Subsidiaries. The Company owns equity interests in HUM and SEEL (the “Equity Interests”). Section 4.1(c) of the Company Disclosure Schedule sets forth the percentage of outstanding equity interests owned by the Company in each such limited liability company. The Equity Interests are owned free and clear of any Liens, other than Permitted Liens and restrictions imposed by applicable Law. Other than the Equity Interests, the Company does not own or have any interest in any shares or have an ownership interest in any Person.
Section 4.2    Capital Stock.
(a)    The authorized capital stock of the Company consists of 100,000,000 Shares and 2,185,399 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of the date of this Agreement, there are: (i) 43,445,745 Shares issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 14,500,000 Shares available for issuance pursuant to the Company Stock Plans, of which there are issued and outstanding Company Stock Options to purchase a total of 6,871,624 Shares and (iv) the Warrant to purchase 151,763 Shares. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.
(b)    Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible

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securities or other similar rights or Contracts obligating the Company to: (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right or Contract, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. There are no voting agreements, voting trusts or similar arrangements with respect to any of the shares of capital stock or other equity interests of the Company.
Section 4.3    Corporate Authority Relative to This Agreement; No Violation.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Consent, to complete the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has: (i) determined that it is in the best interests of the Company and the Company Shareholders and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend to the Company Shareholders that they approve this Agreement and (iv) directed that such matter be submitted for consideration of the Company Shareholders pursuant to Section 7.4 of this Agreement. Except for the Company Shareholder Consent and the filing of the Articles of Merger with the Secretary of State of the State of Washington, no other corporate proceedings on the part of the Company are necessary to authorize the completion of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Purchaser and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of Law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution, delivery and performance by the Company of this Agreement and the completion of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign governmental or regulatory agency (including any state courts or any state regulatory agencies), commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Articles of Merger, and compliance with the HSR Act, if required (collectively, the “Specified Approvals”), and (ii) any consent, approval, authorization, permit, action, filing or notification set forth in Section 4.3(b) of the Company Disclosure Schedule, the failure of which to make or obtain would not prevent or materially delay completion of the Merger.
(c)    Assuming receipt of or compliance with the Specified Approvals and the receipt of the Company Shareholder Consent, the execution, delivery and performance by the Company of this Agreement and the completion by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its properties or assets, or (iii) except as set forth in Section 4.3(c) of the Company Disclosure Schedule, result in any violation of, or default (with or without notice or lapse of

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time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Company Material Contract or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company.
Section 4.4    Financial Statements. The Company has made available to Purchaser: (i) the audited balance sheet of the Company as of December 31, 2013 and the related audited statement of operations, shareholders’ equity and cash flows of the Company for the year then ended, and (ii) the unaudited balance sheet of the Company as of March 31, 2014 (the “Company Balance Sheet”) and the related unaudited statements of operations of the Company for the three months then ended (the financial statements referred to in clauses (i) and (ii) of this sentence, the “Company Financial Statements”). Except as set forth in Section 4.4 of the Company Disclosure Schedule, the Company Financial Statements (including the provisions thereof reflecting the financial condition and the results of operations of HUM, to the extent consolidated into the Company Financial Statements) fairly present, in all material respects and in accordance with GAAP consistently applied, the financial condition of the Company as of the dates indicated therein and the results of operations of the Company for the periods indicated therein, except that the Company Financial Statements referenced in clause (ii) of the preceding sentence are subject to normal year-end audit adjustments.
Section 4.5    No Undisclosed Liabilities. With the exception of liabilities or obligations of the Company (a) that are reflected or reserved against in the Company Financial Statements (or the notes thereto), as such amount is adjusted pursuant to Section 3.4 in connection with the final determinations of Adjusted Net Working Capital and Net Liabilities, (b) that were incurred in the ordinary course of business since the date of the Company Balance Sheet, or (c) that are Transaction Expenses, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of the Company.
Section 4.6    Compliance with Law; Permits.
(a)    The Company, and, to the Knowledge of the Company, HUM, is in material compliance with and is not in material default under or in material violation of any applicable federal, state, local or non-U.S. law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”).
(b)    The Company has obtained all material grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (the “Company Permits”). Section 4.6(b) of the Company Disclosure Schedule lists all material Company Permits. All fees with respect to such Company Permits have been paid in full. All Company Permits are in full force and effect.
(c)    The Company, and, to the Knowledge of the Company, HUM, is in material compliance with applicable environmental Laws. There are no pending, nor to the Knowledge of the Company, threatened Claims against the Company or HUM relating to

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alleged violations of environmental Laws. The Company has not received written notice of any alleged Claims against the Company relating to violations of environmental Laws. To the Knowledge of the Company, HUM has not received written notice of any alleged Claims against HUM relating to violations of environmental Laws.
(d)    None of the representations and warranties contained in this Section 4.6 shall be deemed to relate to employee benefit matters (which are governed by Section 4.7), employment and labor matters (which are governed by Section 4.11), or tax matters (which are governed by Section 4.10).
Section 4.7    Employee Benefit Plans.
(a)    Section 4.7(a) of the Company Disclosure Schedule lists all Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation or benefit plans, programs, policies, agreements, commitments or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, profit participation, deferred compensation, vacation, paid time off, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, stock purchase, stock option, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, severance, employment, commission, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by, or under which there is an obligation or liability of, the Company for the benefit of current or former employees, directors or consultants of the Company. It is agreed and understood that no representation or warranty is made in respect of employee benefit matters in any section of this Agreement other than this Section 4.7.
(b)    The Company has made available to Purchaser true and complete copies of each Company Benefit Plan and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, or a summary if the Company Benefit Plan is not written, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, and (iv) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.
(c)    Except as disclosed in Section 4.7(c) of the Company Disclosure Schedule: (i) each Company Benefit Plan has been maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (iii) no Company Benefit Plan is subject to Title IV of ERISA, (iv) no Company Benefit Plan provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) coverage for the

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duration of the calendar month in which termination of employment occurs, (v) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate of the Company that has not been satisfied in full, (vi) neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six years, (vii) all contributions or other amounts payable by the Company as of the date hereof and for the period beginning on the date of this Agreement and ending on or before the Closing with respect to each Company Benefit Plan have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (viii) the Company has not engaged in a transaction in connection with which the Company reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Code Sections 4975 or 4976, and (ix) there are no pending, or, to the Knowledge of the Company, threatened Claims (other than routine Claims for benefits in the ordinary course in accordance with the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, which would reasonably be expected to result in any liability of the Company. “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Code Section 414(b), (c), (m) or (o) or Section 4001(b)(1) of ERISA that includes the Company or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
(d)    Except as disclosed in Section 4.7(d) of the Company Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any current or former employee, consultant or officer of the Company to severance pay, unemployment compensation or any other payment or forgiveness of any debt, except as expressly provided in this Agreement or as required by applicable Law or (ii) accelerate the time of payment or vesting, increase the amount of compensation or obligation to fund benefits due to any employee, consultant or officer, except as expressly provided in this Agreement or to the extent included among the Transaction Expenses that are paid pursuant to Section 3.1(g).
(e)    No liabilities for Taxes have arisen and are currently unpaid in relation to a violation of any applicable Company Benefit Plan of Section 409A of the Code, nor, to the Knowledge of the Company, is any Tax liability expected to arise under Section 409A of the Code in connection with any payment as a result of the transactions contemplated in this Agreement. All Company Benefit Plans subject to Section 409A of the Code have been operated and documented in material compliance with Section 409A of the Code.
Section 4.8    Absence of Certain Changes or Events. From the date of the Company Balance Sheet through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the business of the Company has been conducted, in all material respects, in the ordinary course of business. Except as disclosed in Section 4.8 of the Company Disclosure Schedule, since the date of the Company Balance Sheet, there has not been with respect to the Company, any:
(a)    event, occurrence or development that has had a Company Material Adverse Change;
(b)    amendment to the Company’s articles of incorporation or by-laws;

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(c)    split, combination or reclassification of its capital stock;
(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f)    change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law;
(g)    incurrence or assumption of any Company Indebtedness, other than unsecured current obligations and liabilities incurred in the ordinary course of business;
(h)    sale or other disposition of any of the assets reflected in the Company Financial Statements, except in the ordinary course of business and except for any assets having an aggregate value of less than $500,000;
(i)    increase in the compensation of its employees, other than as provided for in a Company Benefit Plan or in the ordinary course of business;
(j)    adoption of any Company Benefit Plan, or amendment or modification of any Company Benefit Plan, except as is required to comply with Code Section 409A;
(k)    acquisition by merger or consolidation with, or purchase of a substantial portion of the assets or stock of any business or any Person or division thereof;
(l)    adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consent to the filing of any bankruptcy petition against it under any similar Law; or
(m)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.9        Investigations; Litigation. To the Knowledge of the Company, there is no investigation or review pending by any Governmental Entity with respect to the Company or HUM which would, individually or in the aggregate, reasonably be expected to give rise to losses, liabilities, judgments, fines, costs and expenses in excess of $100,000. In addition, there are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company, or any outstanding orders, judgments or decrees of any Governmental Entity against the Company or any of its assets which would, individually or in the aggregate, reasonably be expected to give rise to losses, liabilities, judgments, fines, costs and expenses in excess of $100,000. To the Knowledge of the Company, there are no Actions pending or threatened against or affecting HUM, or any outstanding orders, judgments or decrees of any Governmental Entity against HUM or any of its assets which would, individually or in the aggregate, reasonably be expected to give rise to losses, liabilities, judgments, fines, costs and expenses in excess of $100,000.

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Section 4.10        Tax Matters.
(a)    The Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns were true, correct, and complete in all material respects. The Company has paid all Taxes required to be paid by it (whether or not such Taxes were reflected on any Tax Return). The unpaid Taxes of the Company (i) did not, as of the date of the Company Balance Sheet, exceed the amount accrued for current Taxes payable (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (ii) will not, as of the Closing Date, exceed the amount accrued for current Taxes payable (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Closing Balance Sheet (rather than in any notes thereto), as such amount is adjusted pursuant to Section 3.4 in connection with the final determinations of Adjusted Net Working Capital and Net Liabilities. Since the date of the Company Balance Sheet, Company has not incurred any liability for Taxes except in the ordinary course of business.
(b)    The Company has no liability for Taxes of any other Person (i) as a result of being or ceasing to be a member of any Tax Group or (ii) arising under contract, by operation of Law, by reason of being a successor or transferee, or otherwise.
(c)    Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or currently subject to any waiver of any statute of limitations in respect of Taxes. Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, no written claim has been made within the past three years by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(d)    All Taxes that the Company has been required by Law to withhold or to collect for payment, if any, have been duly withheld and collected, and have been paid over to the appropriate Governmental Entity in compliance in all material respects with all applicable legal requirements.
(e)    Section 4.10(e) of the Company Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2011, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Except as so disclosed, there are no Tax Contests pending or being conducted with respect to the Company, and the Company has not received from any Governmental Entity any (i) written notice indicating an intent to commence any Tax Contest, (i) notice of deficiency, proposed adjustment, notice of assessment, or notice of Lien with respect to Taxes, or (iii) written request for information with respect to Taxes. The Company has made available to Purchaser correct and complete copies of all federal Income Tax Returns, examination reports and statements of deficiency filed, assessed against or agreed to by the Company, as the case may be, since January 1, 2012.

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(f)    The Company is not a party to any Contract or Company Benefit Plan that has resulted or would result, separately or in the aggregate, in the payment of any ‘‘excess parachute payment’’ within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law) in connection with the transactions contemplated by this Agreement.
(g)    For the taxable period beginning January 1, 2014 and ending on the Closing Date, the Company and the Majority Shareholder were members of the same affiliated group, as that term is defined in Code Section 1504(a), and the Company will be included in the Majority Shareholder’s consolidated U.S. federal Income Tax Return for such period.
(h)    The Company has not been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return (other than a group the common parent of which was the Majority Shareholder). Other than as set forth in Section 4.10(h) of the Company Disclosure Schedule, the Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than pursuant to provisions in customary Contracts for the sale or lease of property, use of capital or the provision of services entered into in the ordinary course of business with customers, vendors, service providers, lenders or lessors providing for payment, indemnification or reimbursements of Taxes.
(i)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Code Section 7121 executed on or before the Closing Date, (iii) installment sale made on or before the Closing Date, or (iv) election under Code Section 108(i).
(j)    Within the past three years, the Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction intended to be governed by Code Section 355 or Code Section 361.
(k)    The Company has not been a party to any “reportable transaction” within the meaning of Code Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2).
(l)    Other than the two limited liability companies identified in Section 4.1(c) of the Company Disclosure Schedule, the Company does not currently own directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulations Section 301.7701-2(a).
(m)    The Company is not and has not been during the relevant period specified in Code Section 897(c)(1)(A)(ii) a United States real property holding corporation within the meaning of Code Section 897(c)(2).
(n)    The Company is not and has never been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which the Company is formed or organized.

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(o)    It is agreed and understood that no representation or warranty is made in respect of Tax matters in any section of this Agreement other than this Section 4.10 and Section 4.7.
Section 4.11        Employment; Labor Matters.
(a)    The Company is in compliance in all material respects with all applicable Laws pertaining to employment, employment practices, termination, hiring, discrimination, wages and hours, and occupational safety and health, except to the extent non-compliance would not, individually or in the aggregate, reasonably be expected to give rise to losses, liabilities, judgments, fines, costs and expenses in excess of $75,000. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, there are no Actions against the Company pending, or, to the Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator or tribunal of any kind in connection with the employment of any current or former employee of or independent contractor for the Company, including without limitation any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hour, wrongful discharge, the Company’s status as employer or purported employer, or any other employment-related matter arising under applicable Law. The Company has paid Company Employees all amounts earned under all incentive plans or arrangements (including all bonus and commission plans), other than routine payments to be made in the ordinary course of business within two pay dates immediately following the Closing Date.
(b)    The Company is not a party to, or bound by, any collective bargaining agreement or any Contract with a labor union or labor organization. There are no strikes, lockouts, slowdowns or work stoppages in effect or, to the Knowledge of the Company, threatened with respect to any Company Employees. To the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company. It is agreed and understood that no representation or warranty is made in respect of employment or labor matters in any section of this Agreement other than this Section 4.11.
(c)    To the Knowledge of the Company, HUM has no employees.
Section 4.12        Intellectual Property.
(a)    Section 4.12(a) of the Company Disclosure Schedule lists all U.S. and foreign filed applications and registrations for Intellectual Property owned by the Company as of the date hereof (the “Registered Company IP”), and all actions that are required to be taken by the Company within 120 days of the date of this Agreement with respect to any of the Registered Company IP in order to avoid prejudice to, impairment or abandonment of such Registered Company IP. The Company is the sole and exclusive beneficial and record owner of all such Registered Company IP and owns such Registered Company IP free and clear of Liens other than Permitted Liens and licenses granted in the ordinary course of business to Company customers. The validity of the Registered Company IP has not been challenged by any Person in the Patent and Trademark Office or a court of competent jurisdiction. Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, no interferences, re-examinations or oppositions have been brought or, to the Knowledge of the Company, have been threatened to be

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brought involving any of the Registered Company IP nor, to the Knowledge of the Company, is there any basis for any such interference, re-examination or opposition.
(b)    The Company owns (free and clear of Liens other than Permitted Liens and licenses granted in the ordinary course of business to Company customers) or licenses or otherwise possesses legally enforceable rights to use all material Intellectual Property used in the operation of the Company’s business as currently conducted. There are no pending or, to the Knowledge of the Company, threatened Claims by any Person alleging infringement, misappropriation or misuse by the Company regarding its use of any Intellectual Property. To the Knowledge of the Company, (i) the operation of the business of the Company as currently conducted does not infringe any Intellectual Property of any Person, and (ii) no Person is infringing or misappropriating any Intellectual Property owned by the Company.
(c)    The Company has taken commercially reasonable measures to protect the confidentiality of its Trade Secrets. There has been no disclosure to third parties or misappropriation of any material Trade Secrets of the Company to any Person in a manner that has resulted or is reasonably likely to result in the loss of material Trade Secrets. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, all present and former contractors, agents and consultants of the Company who are or were involved in the creation of any of the Company-owned Intellectual Property on behalf of the Company, and all Company Employees have executed an assignment of inventions agreement to vest in the Company, as appropriate, exclusive ownership of the Intellectual Property so created by them.
(d)    Section 4.12(d) of the Company Disclosure Schedule lists all proprietary and third-party software (other than licenses for off-the-shelf or downloadable, commercially available software) (“Third Party IP”) used by the Company in the provision of services to its customers in the ordinary course of business and that is material to the conduct of its business as currently conducted.
(e)    Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, the Company has not disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code comprising Company-owned Intellectual Property (“Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on its behalf to any Person of any Source Code.
(f)    Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, there are no royalties or honoraria payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession or license of any Intellectual Property by the Company.
Section 4.13        Privacy and Data Security.
(a)    The Company is in material compliance with the terms of all Company Contracts relating to data privacy, security or breach notification (including provisions that

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impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of PII).  To the Knowledge of the Company, HUM is in material compliance with the terms of all material Contracts to which HUM is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of PII).
(b)    The Company has not received notice of any Claim or Action relating to the Company’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of the Company, and to the Knowledge of the Company, no Person (including any Governmental Entity) has threatened any such Claim or Action or conducted any investigation or inquiry with respect thereto.  To the Knowledge of the Company, HUM has not received notice of any Claim or Action relating to HUM’s information privacy or data security practices, including with respect to the access, disclosure or use of personal information maintained by or on behalf of HUM, and no Person (including any Governmental Entity) has threatened any such Claim or Action or conducted any investigation or inquiry with respect thereto.
(c)    Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, HUM, stores or retains any personally identifiable information (as defined in NIST Special Publication 800-122) (“PII”), other than names, addresses, phone numbers, email addresses and IP addresses or other device identifiers obtained in the ordinary course of the Company’s business.
(d)    To the Knowledge of the Company, neither the Company nor HUM has experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any PII in the Company’s or HUM’s possession, custody or control, or otherwise held or processed on its behalf.
Section 4.14        Real Property; Personal Property.
(a)    The Company has a valid leasehold (or subleasehold) interest in, all Real Property and has good and valid title to or a valid leasehold interest in all tangible personal property and other assets reflected in the Company Financial Statements or acquired after the date of the Company Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet, free and clear of all Liens except for Permitted Liens and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company as of the date hereof. The Company does not own any interest in any real property other than the leasehold interests created in each parcel of Real Property disclosed on Section 4.14(b) of the Company Disclosure Schedule, which lists the street address of each parcel of leased Real Property.
(b)    Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Real Property leases to which the Company is a party (the “Real Property Leases”). The Company has made available to Purchaser true, correct and complete

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copies of the Real Property Leases, including any amendments or modifications thereto or extensions or terminations thereof.
(c)    The Company is not in breach of, or in default under, any Real Property Lease, and to the Knowledge of the Company no landlord under any Real Property Lease is in breach of or default under any Real Property Lease. Each Real Property Lease is a valid and binding obligation of the Company and, to the Knowledge of the Company, of each landlord thereto and is in full force and effect. The Company, the Spokane Landlord and its current lender have duly executed and acknowledged a Subordination, Non-Disturbance and Attornment Agreement that correctly identifies the Spokane Real Property Lease, as amended.
(d)    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are in good operating condition and repair (ordinary wear and tear excepted), and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
(e)    The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the conduct of the Company’s business and constitute all of the rights, property and assets necessary to conduct the Company’s business as currently conducted.
Section 4.15        Required Vote of the Company Shareholders. The affirmative vote of a majority of the holders of the Shares outstanding as of the record date or a less than unanimous consent executed by the holders of a majority of the Shares outstanding as of the record date in accordance with the Company’s articles of incorporation and Section 23B.07.040 of the WBCA is the only vote or consent of Company Shareholders which is required to approve this Agreement and the Merger.
Section 4.16        Material Contracts.
(a)    For purposes of this Agreement, “Company Material Contract” shall mean the following Contracts to which the Company is a party or any of its assets are bound:
(i)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (1) executive officer of the Company, (2) member of the Company’s Board of Directors, (3) Company employee providing for an annual base salary in excess of $150,000, or (4) Company employee providing for any advance notice of termination or payment (except as required by applicable Law) of severance or other compensation at termination;
(ii)    any Contract providing for indemnification or any guaranty by the Company outside of the ordinary course of business;
(iii)     any Contract that purports to limit the right of the Company (1) to engage in any line of business, or (2) to compete with any Person or operate in any geographical location;

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(iv)     any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company after the date of this Agreement of assets with a fair market value in excess of $300,000;
(v)    any Contract that contains any provision that requires the purchase of all of the Company’s requirements for a given product or service from a given third party, which product or service is material to the Company;
(vi)     any Contract that obligates the Company to conduct business on an exclusive or preferential basis with any third party;
(vii) any strategic partnership, joint venture or similar Contract that is material to the Company;
(viii) any Contracts evidencing Company Indebtedness, other than accounts payable and trade payables in the ordinary course of business;
(ix)     the material capital leases identified in Section 4.16(a)(ix) of the Company Disclosure Schedule;
(x)    any Contract between the Company on the one hand and any Affiliate of the Company on the other hand;
(xi)     any Contract relating to the Company’s Real Property;
(xii) any Contract pursuant to which the Company has granted to any other Person the right to use any of the Company’s Intellectual Property, other than licenses granted by the Company to its customers or suppliers in the ordinary course of business;
(xiii) any Contract pursuant to which the Company has the right to purchase or license Intellectual Property that is material for the operation of the Company’s business as currently conducted from any Person, other than licenses for off-the-shelf or downloadable, commercially available software or hardware;
(xiv) any other Contract under which the Company is obligated to make payment or incur costs in excess of $250,000 in any calendar year and which is not otherwise described in clauses (i)–(xiii) above;
(xv) any Contract with a customer of the Company for which the Company collected in excess of $250,000 in 2013;
(xvi) any Contract or series of Contracts with an individual Company customer representing more than 10% of the Company’s revenue during either of the last two fiscal years of the Company; and
(xvii) any Contract which is not otherwise described in clauses (i)-(xvi) above that is material to the Company.

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(b)    Section 4.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Purchaser correct and complete copies of all Company Material Contracts, including any amendments thereto, except as prohibited by applicable Law. All outstanding Purchase Orders were entered into in the ordinary course of business.
(c)    The Company is not in breach of or default of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect.
(d)    To the Knowledge of the Company, HUM is not a party to any Contract with any customer or client for services of HUM other than Safeguard Holdings, L.P., or an Affiliate thereof.
Section 4.17    Insurance. Section 4.17 of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. There is no pending material claim by the Company against any insurance carrier under any of the Insurance Policies. The Company is not in material default with respect to its obligations under any such Insurance Policies and, to the Knowledge of the Company, there is no threatened termination or modification of any such Insurance Policies.
Section 4.18        Finders or Brokers. Except for Robert W. Baird & Co., Incorporated, the Company has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that is entitled to any fee or commission in connection with or upon completion of the Merger.
Section 4.19        Additional Disclosures. The Company shall deliver to Purchaser, at least three Business Days before Closing, one or more certificates duly executed by the Company that specify any event, condition, fact or circumstance occurring after the date of this Agreement which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which, if not disclosed, would have caused or resulted in the breach of a representation or warranty of the Company (the “Additional Disclosures”), and each such Additional Disclosure shall be deemed to be incorporated into and to supplement and amend the Company Disclosure Schedule as of the Closing Date (but solely to the extent such event, condition, fact or circumstance occurred in the ordinary course and did not involve or result from a violation of Law, torts, breach of contract, or failure to perform or comply with any covenant or agreement of the Company contained in this Agreement) (the “Amending Disclosures”). With respect to any Amending Disclosure, Purchaser may not refuse to close unless an event or matter disclosed in such Amending Disclosure has had, or could be reasonably expected to have, a Company Material Adverse Change, in which case Purchaser shall be relieved pursuant to Section 8.3(a) of Purchaser’s obligations to effect the Merger. If Purchaser has the right to refuse to

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close due to an Amending Disclosure but does not elect to do so, then, unless the Company shall have failed to perform or comply with any covenant or agreement of the Company contained in this Agreement, Purchaser shall have irrevocably waived its right to indemnification under Article IX with respect to such Amending Disclosure.
Section 4.20    Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS
Avista Capital, Inc., a Washington corporation (the “Majority Shareholder”) and each of the Insight Entities (together with the Majority Shareholder, each a “Principal Shareholder” and together the “Principal Shareholders”), severally but not jointly, represent and warrant to Purchaser and Merger Sub as follows.
Section 5.1    Authority. Such Principal Shareholder has all requisite corporate power and authority to enter into this Agreement and to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Principal Shareholder and, assuming this Agreement constitutes the valid and binding agreement of Purchaser and Merger Sub, this Agreement constitutes the valid and binding agreement of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of Law governing specific performance, injunctive relief and other equitable remedies.
Section 5.2    Ownership. As of the date hereof, such Principal Shareholder is the sole record and beneficial owner of the number of Shares listed on Section 5.2 of the Company Disclosure Schedule (with respect to each such Principal Shareholder, the “Principal Shareholder’s Shares”), free and clear of all Liens other than Permitted Liens. The transactions contemplated by this Agreement will be effective to transfer all right, title, and interest in and to such Principal Shareholder’s Shares to the Purchaser at Closing. Except as set forth on Section 5.2 of the Company Disclosure Schedule, there are no Contracts to which such Principal Shareholder is a party, including voting agreements, shareholder agreements or any other similar agreements, relating to the voting or transfer of such Principal Shareholder’s Shares. Except as set forth on Section 5.2 of the Company Disclosure Schedule, no Person has any rights to acquire any of the Principal Shareholder’s Shares, and there are no options, warrants, calls or other securities or rights outstanding which are related to, are convertible into or exercisable for, or which otherwise confer on the holder thereof any right to acquire any of the Principal Shareholder’s Shares.
Section 5.3    Percentage of Shares. The Majority Shareholder separately represents and warrants that the Majority Shareholder’s Shares constitute the percentage of total issued and outstanding Shares that is listed on Section 5.3 of the Company Disclosure Schedule.

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For clarity, none of the Insight Entities make any representation or warranty concerning the Majority Shareholder’s Shares.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Purchaser and Merger Sub jointly and severally represent and warrant to the Company as follows.
Section 6.1    Qualification, Organization, Etc. Each of Purchaser and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not prevent, delay or materially impair the ability of Purchaser or Merger Sub to satisfy the conditions precedent to, or to timely complete, the Merger, or to timely deposit the Exchange Fund with the Exchange Agent as required pursuant to Section 3.2(a) (a “Purchaser Material Adverse Change”).
Section 6.2    Corporate Authority Relative to This Agreement; No Violation.
(a)    Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Purchaser and Merger Sub and by Purchaser, as the sole shareholder of Merger Sub, and, except for the filing of the Articles of Merger with the Secretary of State of the State of Washington, no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the completion of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of Law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the completion of the Merger by Purchaser and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with, or notification to, any Governmental Entity, other than (i) the filing of the Articles of Merger, and (ii) compliance with the HSR Act (collectively, the “Purchaser Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have a Purchaser Material Adverse Change.
(c)    The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the completion by Purchaser and Merger Sub of the Merger and the other

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transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational or governing documents of Purchaser or Merger Sub, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Purchaser or Merger Sub or any of their properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Purchaser or Merger Sub or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or Merger Sub other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have a Purchaser Material Adverse Change.
Section 6.3    Financing. Purchaser currently has sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser and Merger Sub to complete the Merger including, without limitation, to pay the Gross Cash Consideration. Purchaser has delivered to the Company evidence of the availability of such funds and represents that such evidence is complete and accurate in all material respects.
Section 6.4    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Purchaser. Merger Sub has outstanding no options, warrants, rights or any other agreements pursuant to which any Person other than Purchaser may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business before the date hereof and has, and before to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 6.5    Certain Arrangements. There are no Contracts, arrangements or understandings between Purchaser or Merger Sub, on one hand, and any member of the Company’s management or any director of the Company, on the other hand that relate in any way to the Company or the transactions contemplated by this Agreement.
Section 6.6    No Vote of Purchaser Shareholders. No vote of the stockholders of Purchaser or any Affiliate of Purchaser, or the holders of any securities of Purchaser or any Affiliate of Purchaser (equity or otherwise) is required by any applicable Law, the certificate of incorporation, by-laws or other equivalent organizational documents of Purchaser or any such Affiliate or the applicable rules of any exchange on which securities of Purchaser or any such Affiliate are traded, in order for Purchaser to complete the transactions contemplated hereby.
Section 6.7    WARN Act. Purchaser and Merger Sub are neither planning nor contemplating, and Purchaser and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Effective Time that would require the service of notice under the WARN Act or any similar Laws.

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Section 6.8    Ownership of Shares. Neither Purchaser or Merger Sub, nor any of their respective Subsidiaries, beneficially owns, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for Shares. There are no voting trusts or other agreements, arrangements or understandings to which Purchaser, Merger Sub or any of their respective Subsidiaries is a party with respect to the voting of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries. Nor are there any agreements, arrangements or understandings to which Purchaser, Merger Sub or any of their respective Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity or voting interest of the Company or any of its Subsidiaries.
Section 6.9        No Additional Representations.
(a)    Each of Purchaser and Merger Sub acknowledges that it, together with its Representatives: (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, (ii) has requested and received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives consider material in determining whether to enter into, perform and complete the transactions contemplated by this Agreement and (iii) has had full opportunity to meet with the management of the Company, to discuss the business and assets of the Company, and to ask all questions of and receive answers from the Company in determining whether to enter into this Agreement and to complete the transactions contemplated by this Agreement.
(b)    Purchaser and Merger Sub acknowledge that neither the Company nor any other Person has made, and neither Purchaser nor Merger Sub has relied upon, any representation or warranty, express or implied, of any kind including, without limitation, any representation or warranty as to the accuracy or completeness of any information, written or oral, regarding the Company delivered or made available to Purchaser or Merger Sub and any of their respective Representatives, in each case except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule), and neither the Company, its directors, officers, employees, agents or other Representatives, nor any other Person shall be subject to any liability to Purchaser or Merger Sub or any other Person resulting from the Company’s delivering or making available, or Purchaser or Merger Sub’s use of, such information, or any information, documents or material made available to Purchaser or Merger Sub, including in the virtual data room, management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Purchaser or Merger Sub with respect to, and neither Purchaser nor Merger Sub has relied upon, any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Purchaser, Merger Sub or their respective Representatives or Affiliates.
Section 6.10    Solvency. Immediately after the Effective Time, assuming (a) satisfaction of the conditions to Purchaser’s obligation to complete the Merger set forth in

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Section 8.1 and Section 8.3 or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article IV, Purchaser and the Surviving Corporation (taken together and, also, each taken separately) will be Solvent.
ARTICLE VII
COVENANTS
Section 7.1    Conduct of Business by the Company.
(a)    From and after the date hereof and before the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be contemplated, required or permitted by this Agreement, or (iv) as set forth in Section 7.1 of the Company Disclosure Schedule, the Company agrees with Purchaser that the business of the Company shall be conducted in the ordinary course of business in all material respects and that the Company shall not take or consent to any action that would cause HUM or SEEL to conduct their respective businesses outside of the ordinary course of business in all material respects; provided, however, that no action by the Company with respect to matters specifically permitted by Section 7.1(b) shall be deemed a breach of this sentence.
(b)    Subject to the exceptions contained in clauses (i) through (iv) of Section 7.1(a), the Company agrees with Purchaser that, between the date hereof and the earlier of the Effective Time or the Termination Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company:
(i)    shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company);
(ii)    shall not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(iii)     except as required by existing written agreements, the Company Benefit Plans or as otherwise required by applicable Law, shall not: (A) increase the compensation or other benefits payable or provided by the Company to the Company’s directors, (B) increase the compensation or other benefits payable or provided by the Company to any Company officer or Company Employee with an annual base salary in excess of $80,000, (C) enter into any employment, change of control, severance or retention agreement with any Company officer or Company Employee, (D) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, or (E) amend, alter, or change in any way any Contracts between the Company and any employees of the Company, the terms of which have been negotiated and agreed between such employees and Purchaser on behalf of the Company;

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(iv)     shall not extend to a candidate an offer of employment providing for an annual base salary in excess of $80,000 except in connection with the positions listed in Section 7.1(b)(iv) of the Company Disclosure Schedule, or promote or offer to promote any employee with an annual base salary in excess of $80,000;
(v)    shall not enter into or make any loans to any of its officers or directors (other than loans or advances in the ordinary course of business consistent with past practice and applicable Law) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by any Company Benefit Plan;
(vi)     shall not adopt any amendments to its articles of incorporation, by-laws or similar charter documents;
(vii) shall not permit or allow any exercise of any Company Stock Options outstanding on the date hereof, and shall not issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, including in respect of any exercise of Company Stock Options outstanding on the date hereof;
(viii) except in the ordinary course of business consistent with past practice, shall not, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares other than as permitted or required by existing written agreements or Company Benefit Plans;
(ix) shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including through securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its properties or assets, except (A) in the ordinary course of business, or (B) pursuant to existing agreements in effect before the date of this Agreement or ordinary course renewals thereof, or (C) for dispositions of properties or assets, the aggregate fair market value of which does not exceed $200,000;
(x)    shall not purchase or acquire any properties or assets having a value in excess of $200,000 in the aggregate, except (A) pursuant to existing agreements in effect before the execution of this Agreement, or (B) purchases of supplies or equipment in the ordinary course of business;
(xi) shall not incur, assume, guarantee, or become obligated with respect to any Company Indebtedness, other than in the ordinary course of business and except for (A) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Company Indebtedness, (B) Company Indebtedness in effect before to the execution of this Agreement, and (C) Company Indebtedness (other than indebtedness incurred in accordance with clauses (A) or (B)) that will be paid in full at the Closing pursuant to the Debt Payoff;

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(xii) shall not enter into, renew or amend any material agreement, arrangement or understanding between (A) the Company on the one hand, and (B) any Affiliate of the Company on the other hand, unless such arrangement will terminate upon the Closing or except as otherwise permitted by this Section 7.1;
(xiii) shall comply with each and all of the requirements of the Security Agreement, including the requirements with respect to “Collateral” (as defined in the Security Agreement) and “Proceeds” (as defined in the Security Agreement), and the requirements not to withdraw any funds from any deposit account pledged to Wells Fargo under the Security Agreement except as expressly permitted under the Security Agreement;

(xiv) shall not make any change in any method of financial accounting other than changes required by GAAP or applicable Law;
(xv) shall not make or change any Tax election, change any Tax accounting method, file an amended Tax Return, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment if such election, change, amendment, settlement, consent or other action would have the effect of increasing the Tax liability of the Company for any taxable period ending after the Closing Date; and
(xvi) shall not agree, in writing or otherwise, to take any of the foregoing actions.
Section 7.2    No Impairment. From the date of this Agreement until the earlier to occur of the payment of all of the Aggregate Merger Consideration to the Securityholders, or the termination of the Exchange Fund pursuant to Section 3.2(d), (a) Purchaser shall not, and shall not permit Merger Sub to, (i) take any action or series of actions (whether or not related and whether or not intentional or volitional) that would impair in any material respect the obligations of Purchaser or Merger Sub hereunder, or (ii) omit to take any action (intentionally or volitionally or otherwise) that would be reasonably necessary to permit each of Purchaser and Merger Sub to perform in all material respects their respective obligations hereunder; and (b) the Company and the Principal Shareholders shall not (iii) take any action or series of actions (whether or not related and whether or not intentional or volitional) that would impair in any material respect the obligations of the Company or any of the Principal Shareholders hereunder, or (ii) omit to take any action (intentionally or volitionally or otherwise) that would be reasonably necessary to permit the Company or any of the Principal Shareholders to perform in all material respects their respective obligations hereunder.
Section 7.3    Access. The Company shall afford Purchaser and its Representatives reasonable access during normal business hours upon reasonable notice and as coordinated through the Company’s General Counsel or Chief Financial Officer, throughout the period from the date of this Agreement to the earlier of the Effective Time and the Termination Date, to the Company’s books and records. The foregoing notwithstanding, the Company shall not be required to afford such access if it determines reasonably and in good faith that such access would unreasonably disrupt the operations of the Company, would cause a violation of any agreement to which the Company is a party, would cause a risk of a loss of privilege or

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Trade Secret protection to the Company, or would constitute a violation of any applicable Law. Nor shall Purchaser or any of its Representatives be permitted to perform any onsite procedure with respect to any property of the Company.
Section 7.4    Company Shareholder Consent. Subject to the other provisions of this Agreement, within one Business Day of the execution of this Agreement, the Company shall take all action necessary in accordance with the WBCA and its articles of incorporation and by-laws to duly call, give notice of, convene and hold a meeting of the Company Shareholders or seek less than unanimous written consent of the Company Shareholders under WBCA 23B.07.040 to approve this Agreement and the consummation of the Merger (the “Company Shareholder Consent”). After obtaining the Company Shareholder Consent, the Company shall promptly mail the notice of taking action to Company Shareholders in accordance with the delivery requirements of the Company’s articles of incorporation and by-laws, for purposes of informing the Company Shareholders of the adoption of this Agreement and approval of the Merger and soliciting a waiver of their dissenters’ rights pursuant to the WBCA. Each of the Principal Shareholders agrees, in each case solely with respect to itself, that in any circumstance upon which a vote, consent or other approval (including by written consent) with respect to this Agreement and the transactions contemplated hereunder is sought, such Principal Shareholder shall vote (or cause to be voted) such Principal Shareholder’s Shares in favor of the adoption by the Company of this Agreement and the transactions contemplated hereunder.
Section 7.5    Employee Matters.
(a)    From and after the Effective Time, the Company shall, and Purchaser shall cause the Company to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and shall expressly assume the Change of Control Agreements listed in Section 7.5 of the Company Disclosure Schedule (each a “Change of Control Agreement”), provided that, subject to the balance of this Section 7.5 including the next two sentences, nothing in this Agreement shall prohibit the amendment or termination of any such Company Benefit Plans, arrangements and agreements in accordance with their terms and applicable Law. For a period of one year after the Effective Time, Purchaser shall provide, or shall cause to be provided, to each current employee of the Company (each a “Continuing Employee”) base salary or wages (inclusive of sales commissions under the commission plans listed in Section 7.5(a) of the Company Disclosure Schedule for sales made before the Closing Date (“Sales Commissions”), but exclusive of any other bonuses or incentive compensation) and benefits that are no less favorable, in the aggregate, than the base salary or wages (inclusive of Sales Commissions, but exclusive of any other bonuses or incentive compensation) and benefits provided to such Continuing Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary: (i) Purchaser shall or shall cause the Surviving Corporation and the Surviving Corporation’s Subsidiaries to provide Continuing Employees whose employment terminates during the one-year period after the Effective Time with severance benefits (to the extent such Continuing Employee is not party to a Change of Control Agreement that is in effect at the time of termination) in accordance with the Company’s established past practice and guidelines concerning severance in existence on the date hereof and as disclosed in Section 7.5(a) of the Company Disclosure Schedule; and (ii) during such

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one-year period, severance benefits offered to Continuing Employees shall be not less than they would be if such termination occurred as of the date hereof.
(b)    For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately before the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of time. In addition, and without limiting the generality of the foregoing: for purposes of each New Plan providing medical, dental, pharmaceutical, vision or counseling benefits to any Continuing Employee, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions, if any, and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company in which such employee participated immediately before the Effective Time. Purchaser shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under the New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the New Plan.
(c)    From and after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation, to pay amounts due, to the extent incurred prior to and not paid at Closing, under the employment, severance, and bonus arrangements disclosed in Section 7.5(c) of the Company Disclosure Schedule, in accordance with their existing terms.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, this Agreement is not intended, and shall not be construed, to amend or create third party beneficiary rights in the Company Employees or Continuing Employees, or in any other Person who is a participant in any benefit plans (including any beneficiaries or dependents thereof), under or with respect to any agreement, plan, program, or arrangement described in or contemplated by this Agreement.
(e)    Within 10 days after any request by Purchaser, the Company will provide Purchaser a list of all employment terminations and other actions that would constitute an “employment loss” under the WARN Act within the preceding six-month period.

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Section 7.6    Efforts.
(a)    Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws and otherwise to complete and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Purchaser Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the completion of the Merger and the other transactions contemplated by this Agreement, and (iv) executing and delivering any additional instruments necessary to complete the transactions contemplated by this Agreement.
(b)    Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Purchaser and Merger Sub shall: (i) promptly file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement (or, if such Party has an “ultimate parent entity”, then such Party shall cause that entity to make that filing), and use all reasonable efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use (and cause each of its Affiliates to use) commercially reasonable efforts to cooperate in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated hereby, and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations and approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity, and (iv) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or advisable to complete and make effective the transactions contemplated hereby, including taking (and causing each of its Affiliates to take) all such further actions as may be reasonably necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or other Person with respect to the Merger so as to enable the Merger to occur as soon as reasonably possible (and in any event, no later than the End Date).
(c)    Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Purchaser shall keep each other apprised of the status of matters relating to the completion of the Merger, including promptly delivering the other with copies of notices or other communications received by the Company or Purchaser, as the case may be, or any of their respective Subsidiaries or other Affiliates, from any Governmental Entity or other Person with respect to such transactions. The Company and Purchaser shall

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permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Purchaser agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Merger unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.
(d)    Purchaser agrees to, and will cause its Affiliates to, use commercially reasonable efforts to take any and all actions reasonably necessary to avoid, eliminate and resolve any and all impediments under the HSR Act or any other Law that may be asserted by any Governmental Entity or any other Person with respect to the Merger and to obtain all consents, approvals and waivers under the HSR Act or any other Law that may be required by any Governmental Entity to enable the Parties to close the Merger as promptly as practicable.
(e)    In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.6, if any action or proceeding is instituted (or threatened) challenging the Merger as violating the HSR Act or any other Law or if any decree, order, judgment or injunction (whether temporary, preliminary or permanent) is entered, enforced or attempted to be entered or enforced by any Governmental Entity that would make the Merger illegal or otherwise delay or prohibit the consummation of the Merger, the Company and Purchaser and their respective Affiliates shall take any and all commercially reasonable actions to contest and defend any such Claim, to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the Merger.
Section 7.7    Public Announcements. The Company and Purchaser will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment before the issuance of such press release or other public statement or comment relating to this Agreement or the Merger, and shall not issue any such press release or other public statement or comment before such consultation, except as counsel may advise may be required by applicable Law, provided, however, that the Company and the Majority Shareholder shall be entitled (without prior review or consent by Purchaser) to make disclosures as required or appropriate pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the regulations or marketplace rules of any applicable securities exchange.
Section 7.8    Director and Officer Indemnification and Insurance.
(a)    Purchaser and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current and former directors, officers and employees (each such Person, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), as the case may be, of the Company as provided in the Company’s articles of incorporation, by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years after the Effective Time, Purchaser and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of

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expenses provisions of the Company’s articles of incorporation, by-laws or similar organization documents as in effect immediately before the Effective Time or in any indemnification agreements of the Company with any of their current or former directors, officers or employees as in effect immediately before the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition of such Action. From and after the Effective Time, Purchaser shall assume, be jointly and severally liable for, and honor, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.8.
(b)    For six years after the Effective Time, Purchaser shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Purchaser shall not be required to pay annual premiums in excess of 300 percent of the last annual premium paid by the Company before the date hereof in respect of the coverage required to be obtained pursuant hereto, in each case as set forth in Section 7.8(b) of the Company Disclosure Schedule, but shall instead purchase as much coverage as is reasonably available for such premium amount. At the Company’s option, the Company may purchase, before the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering (without limitation) the transactions contemplated hereby. If such prepaid “tail” policy has been obtained by the Company before the Effective Time, Purchaser shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by the Surviving Corporation, and in such event no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.8(c).
(c)    Purchaser and the Surviving Corporation, jointly and severally, shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.8.
(d)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such D&O Indemnified Party may have under the articles of incorporation, by-laws or other organization documents of the Company or the Surviving Corporation, any other indemnification arrangement, the WBCA or otherwise. This Section 7.8 shall survive the Effective Time and is expressly intended to benefit, and is enforceable by, each of the D&O Indemnified Parties.
(e)    If Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving

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Corporation, as the case may be, shall assume such entity’s obligations set forth in this Section 7.8.
Section 7.9    Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of: (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Actions commenced against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the failure to give prompt notice hereunder pursuant to clause (c) shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact or circumstance not so notified would constitute such a failure standing alone.
Section 7.10    Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement.
Section 7.11    Agreement to Defend; Shareholder Litigation. If any Action is commenced that questions the validity or legality of the Merger or seeks damages in connection therewith, the Parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. The Company shall give Purchaser a reasonable opportunity to participate in the defense or settlement of any litigation initiated by any Company Shareholder against the Company and its directors relating to the Merger. No such settlement shall be agreed to without Purchaser’s consent, which shall not be unreasonably withheld, conditioned or delayed.
Section 7.12    Tax Matters.
(a)    Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Company (including any Tax Returns with respect to Transfer Taxes) that are required to be filed after the Closing Date other than the U.S. federal Income Tax Return with respect to the taxable period of the Company beginning on January 1, 2014 and ending on the Closing Date. Purchaser shall permit the Shareholders’ Representative to review and comment on each such Tax Return prior to filing and shall make such revisions as are reasonably requested by the Shareholders’ Representative to the extent such Tax Returns are filed with respect to a taxable period or portion thereof ending on or before the Closing Date. The Majority Shareholder shall include the income of the Company on the Majority Shareholder’s consolidated U.S. federal Income Tax Return for the taxable period January 1, 2014 through the end of the Closing Date and pay any U.S. federal Income Taxes attributable to such income. Upon the reasonable request of the Majority Shareholder, Purchaser shall cause the Company to deliver Tax information to the Majority Shareholder for inclusion in the Majority Shareholder’s U.S. federal consolidated Income Tax Return for the period that includes the Closing Date.

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(b)    Refunds and Other Benefits. Any Tax refunds received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company become entitled, that relate to taxable periods or portions thereof ending on or before the Closing Date, in each case except to the extent that such amounts were taken into account in the calculation of Adjusted Net Working Capital, shall be for the account of the Securityholders, and Purchaser shall pay over to the Shareholders’ Representative any such refund or the amount of any such credit within 10 days after receipt thereof or entitlement thereto by depositing such amount in the Post-Closing Expenses Fund.  The Company Shareholders shall have no obligation to indemnify Purchaser for any Taxes attributable to a transaction engaged in by the Company at the direction of Purchaser or the Surviving Corporation on the Closing Date and that is both (A) outside of the ordinary course of business and (B) not contemplated by this Agreement.  Purchaser shall indemnify the Seller Indemnified Parties for any Taxes imposed on any Seller Indemnified Party as a result of any such transaction.
(c)    Cooperation on Tax Matters. Purchaser, the Company, and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by another Party in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (and upon another Party’s request, the provision) of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser agrees to cause the Surviving Corporation to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Shareholders’ Representative, any extensions thereof) of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Entity, and to give the Shareholders’ Representative reasonable written notice before transferring, destroying or discarding any such books and records, and if the Shareholders’ Representative so requests, shall allow the Shareholders’ Representative to take possession of such books and records. Purchaser and the Shareholders’ Representative further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 or Code Section 6043A or the Treasury Regulations promulgated thereunder.
(d)    Tax Sharing Agreements. The tax sharing agreement identified in Section 4.10(f) of the Company Disclosure Schedule between the Majority Shareholder and the Company shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current, a future or a past taxable year), and, notwithstanding anything to the contrary in such agreement, no party to such agreement shall have any obligation, following the Closing Date, to make any payment thereunder.
(e)    Transfer Taxes. All Transfer Taxes shall be paid by Purchaser when due.
(f)    Amended Returns; Elections. Purchaser shall not, and shall not cause or permit the Company to (i) amend or seek a refund with respect to any Tax Return filed with respect to any taxable period ending on or before the Closing Date or with respect to any Straddle Period or (ii) make any Tax election that has retroactive effect to any such taxable period or to any Straddle Period, in each case without the prior written consent of the

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Shareholders’ Representative. At the Majority Shareholder’s request, Purchaser shall cause the Company to make or join with the Majority Shareholder in making any Tax election after the Closing if the making of such election does not have a material adverse impact on Purchaser (or on the Company) for any post-Closing taxable period.
(g)    Section 338(h)(10) Election.
(i)     The Majority Shareholder and Purchaser shall join in making an election under Code Section 338(h)(10) (and any corresponding elections under state, local or non-U.S. Tax Law) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of Company hereunder pursuant to the Merger. Purchaser shall allocate the Gross Cash Consideration, as adjusted pursuant to Section 3.4 (including liabilities) among the assets deemed to have been acquired as a result of the Section 338(h)(10) Election in accordance with Code Section 338 and the Treasury Regulations promulgated thereunder, and within 60 days after the Closing Date, Purchaser shall prepare and deliver to the Majority Shareholder a proposed allocation of the Gross Cash Consideration, as adjusted (including liabilities and other relevant items) (the “Proposed Allocation Schedule”). The Majority Shareholder shall timely and properly prepare, execute, file and deliver all documents, forms and other information as Purchaser may reasonably request to prepare the Proposed Allocation Schedule. If the Majority Shareholder has any objections to the Proposed Allocation Schedule as prepared by Purchaser, then the Majority Shareholder shall, within 30 days after receipt thereof, give written notice setting forth the Majority Shareholder’s objections in a Statement of Objections. If the Majority Shareholder fails to deliver the Statement of Objections within 30 days after receipt of the Proposed Allocation Schedule, then the Proposed Allocation Schedule shall be deemed to have been accepted by the Majority Shareholder and shall be the “Allocation Schedule”. With respect to any dispute regarding the Proposed Allocation Schedule, Purchaser and the Majority Shareholder shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections and any resolution of such disputes shall constitute the Allocation Schedule. Any dispute that cannot be so resolved within such period shall be submitted to the Designated Accountant for review and determination in accordance with the procedures set forth in Section 3.4 and such determination of the Designated Accountant shall be the Allocation Schedule.
(ii)     Purchaser shall prepare IRS Form 8023 (and any comparable forms required to be filed under state, local or non-U.S. Tax Law) and any additional data or materials required to be attached to Form 8023. Purchaser shall deliver Form 8023 to the Majority Shareholder for review no later than 90 days before such form is required to be filed, and shall consider in good faith any comment or revision reasonably requested by the Majority Shareholder.
(iii)    Purchaser, the Company and the Majority Shareholder shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. No Party shall take any position (whether in audits, Tax Returns or other Tax proceedings) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law, a determination (within the meaning of Code Section 1313(a)), or any corresponding or similar provision of state or local Law.

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(h)    Next-Day Rule.  Purchaser and the Majority Shareholder agree to allocate all items accruing on the Closing Date to the taxable period of the Company ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)), and to deduct the Transaction Expenses, the Aggregate Option Consideration, the bonuses arising under the Transaction Bonus Plan, and any other costs or expenses incurred by the Company in connection with the transactions contemplated by this Agreement on the consolidated U.S. federal Income Tax Return of the Majority Shareholder, and, as applicable and permitted, state and local Income Tax Returns, for the taxable period or portion thereof ending on the Closing Date, unless otherwise required by applicable Tax Law.
Section 7.13    Cooperation with Access to Records. Purchaser, the Company, and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the Majority Shareholder or its Affiliates, in connection with the preparation of any unaudited and audited financial statements, financial reports, or responses to requests from any Governmental Entity, in each case with respect to any period ending on or prior to the Closing Date. Such cooperation shall include cooperation with the Majority Shareholder’s (or any of its Affiliates’) external auditors. Purchaser, the Company, and the Shareholders’ Representative agree to retain (and upon the Majority Shareholder’s request, to provide) records and information that are reasonably relevant to the preparation of such financial statements, reports or responses and to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser agrees to cause the Surviving Corporation to retain all pertinent books and records of the Company for a period of six years after the Effective Time.
Section 7.14    Consents Requests and Notices under Company Material Contracts. The Company will use commercially reasonable efforts to obtain prior to the Closing all consents listed in Section 4.3(c) of the Company Disclosure Schedule, and will provide prior to the Closing the notices listed in Section 4.3(c) of the Company Disclosure Schedule.
Section 7.15    Rights to Monetary Recovery Resulting from Prenova Litigation . Following the Closing Date, to the extent that the Surviving Corporation receives payment of any amount at any time in connection with the Prenova Lawsuit (whether as a result of settlement or a court order), Purchaser hereby covenants and agrees that the Securityholders shall be entitled to receive an amount equal to one-half of the Net Proceeds. For purposes of this Section 7.15, “Net Proceeds” means the gross amount of any such payment, less the aggregate unreimbursed fees and costs (including without limitation attorneys’ fees, expert fees, and out-of-pocket costs) actually incurred by the Surviving Corporation on or after the Effective Date in connection with the Prenova Lawsuit, and less any Taxes actually paid by the Surviving Corporation with respect to Net Proceeds. Promptly, and in any event within three Business Days following the date the Surviving Corporation receives any such payment, Purchaser shall cause the Surviving Corporation to pay an amount equal to one-half of the Net Proceeds to the Shareholders’ Representative and shall deliver a statement setting forth in reasonable detail its calculation of Net Proceeds, together with any relevant backup materials.

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ARTICLE VIII
CONDITIONS TO THE MERGER
Section 8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or written waiver by Purchaser and the Company) at or before the Effective Time of all of the following conditions:
(a)    The Company Shareholder Consent shall have been obtained.
(b)    No Law shall have been adopted, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity shall be in effect (a “Restraint”), in each case which has the effect of making the Merger illegal or otherwise enjoining or prohibiting completion of the Merger.
(c)    Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.
Section 8.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or written waiver by the Company) of all of the following conditions:
(a)    The representations and warranties of Purchaser and Merger Sub set forth in Article VI (without giving effect to any materiality or Purchaser Material Adverse Change qualifiers set forth therein) shall be true and correct at and as of the Closing Date as if made on the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have a Purchaser Material Adverse Change.
(b)    Purchaser and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them upon or before the Effective Time.
(c)    Purchaser shall have deposited the entire Exchange Fund with the Exchange Agent.
(d)    Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a senior executive officer of Purchaser, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.
Section 8.3    Conditions to Obligations of Purchaser and Merger Sub to Effect the Merger. The obligations of Purchaser and Merger Sub to effect the Merger are further subject to the fulfillment (or written waiver by Purchaser) of all of the following conditions:
(a)    The representations and warranties of the Company set forth in Article IV (without giving effect to any materiality or Company Material Adverse Change qualifiers set forth therein) shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except

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where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute or give rise to a Company Material Adverse Change.
(b)    The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it upon or before the Effective Time.
(c)    The Board of Directors of the Company shall have terminated the Company Stock Plans, effective as of the Closing Date.
(d)    The Company shall have obtained the consents and delivered the notices set forth on Schedule 8.3(d).
(e)    The Company shall have delivered to Purchaser the payoff letters described in Section 3.1(f) and a schedule of the Transaction Expenses.
(f)    Any indebtedness of any Affiliate of the Company to the Company, and any other amounts payable by any Affiliate of the Company to the Company, shall have been paid in full.
(g)    The Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed by a senior executive officer of the Company, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied.
Section 8.4    Frustration of Closing Conditions. None of the Company, Purchaser or Merger Sub may rely, either as a basis for not completing the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, 8.2 or 8.3 to be satisfied if such failure was caused by such Party’s (or, in the case of Merger Sub, Purchaser’s or, in the case of Purchaser, Merger Sub’s) breach of any provision of this Agreement or a failure to use all reasonable best efforts to complete the Merger and the other transactions contemplated hereby.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. All representations and warranties contained in Article IV and Article VI of this Agreement and all Claims with respect thereto shall terminate on the date that is 15 months after the Closing Date. All representations and warranties contained in Article V of this Agreement (the “Fundamental Representations”) and all Claims with respect thereto shall terminate on the second anniversary of the Closing Date. The covenants or agreements of any Party which by their terms are to be performed or observed on or following the Closing Date shall survive the Closing until fully performed or observed in accordance with their terms unless waived by the Party that has the right hereunder. The Parties have agreed to substitute the Claims periods described in this Section 9.1 for any statute of limitations period that would otherwise be applicable to such Claims.
Section 9.2    Indemnification from the Indemnity Escrow Account. Subject to the other provisions of this Article IX, Purchaser, Merger Sub, and their respective directors, officers,

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employees, Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) shall be entitled to indemnification solely from the Indemnity Escrow Account for any and all Losses that any Purchaser Indemnified Party may suffer or become subject to based upon or resulting from:
(a)    any breach of any representation or warranty made by the Company in Article IV of this Agreement, or the failure of any such representation or warranty to be true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date);
(b)    any breach of any covenant or agreement of the Company contained in Article VII of this Agreement (to the extent that such covenant or agreement is to be performed on or prior to the Closing); or
(c)    any amounts in excess of $1,200,000 that are required to be paid by the Company under or in connection with earn-out payments under that certain Merger Agreement dated January 4, 2012, as amended, by and among the Company, Bridge Acquisition Corp., Inc., MRDB Holdings LP and Matthew Berke.
Purchaser and Merger Sub acknowledge and agree that the Company Shareholders shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates (i) to action taken by Purchaser, Merger Sub or any other Person after the Closing Date or (ii) Taxes with respect to any taxable period or portion thereof beginning after the Closing Date (except, in the case of the foregoing clause (ii), for Taxes resulting from the failure of the representations and warranties set forth in Sections 4.10(b) or 4.10(i) to be true and correct as of the Closing Date, or from the unavailability of a Section 338(h)(10) Election resulting from the failure of the representations and warranties set forth in Section 4.10(g) to be true and correct as of the Closing Date). From and after the Closing Date, Purchaser and Merger Sub shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
Section 9.3    Indemnification by the Principal Shareholders. Subject to the other provisions of this Article IX, the Principal Shareholders hereby agree, severally and not jointly, to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses that any Purchaser Indemnified Party may suffer or become subject to based on or resulting from any breach by such Principal Shareholder of any of the Fundamental Representations applicable to such Principal Shareholder, or the failure of any such Fundamental Representation to be true and correct as of the date of this Agreement and as of the Closing Date with respect to such Principal Shareholder (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date).
Section 9.4    Indemnification by Purchaser and Merger Sub. Subject to the other provisions of this Article IX, Purchaser and Merger Sub hereby agree, jointly and severally, to indemnify and hold the Company Shareholders and Company’s directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns

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(collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses that any Seller Indemnified Party may suffer or become subject to based upon or resulting from:
(a)    any breach of any representation or warranty made by Purchaser or Merger Sub in Article VI of this Agreement, or the failure of any such representation or warranty to be true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date); or
(b)    any breach of any covenant or agreement of Purchaser or Merger Sub contained in Article VII of this Agreement (to the extent that such covenant or agreement is to be performed on or prior to the Closing).
The Company Shareholders and the Shareholders’ Representative, as the case may be, shall take, and cause their respective Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.
Section 9.5    Indemnification Procedures.
(a)    Any Party seeking indemnification under Section 9.2, Section 9.3, or Section 9.4 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (or, in the case of a Purchaser Indemnified Party seeking indemnification, such Purchaser Indemnified Party shall promptly notify the Shareholders’ Representative) (such notified Party, the “Indemnifying Party”) written notice (a “Claims Notice”) of any matter which such Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating in reasonable detail the nature of the Claim, a good-faith reasonable estimate of the Loss and the method of computation thereof to the extent then ascertainable (which estimate, shall not be conclusive of the final amount of such Claim), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises provided that the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party’s obligation to indemnify except to the extent the Indemnifying Party can demonstrate actual damage or prejudice by reason of the Indemnified Party’s failure to give or delay in giving such notice. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim (as defined below), if the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Claims Notice that the Indemnifying Party disputes such Claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a Claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. An Indemnified Party shall notify the Indemnifying Party by providing a Claims Notice after receiving written notice of any Claim asserted in writing against the Indemnified Party by a third party (a “Third Party Claim”). The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it

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hereunder; provided, that the Indemnifying Party shall not be entitled to assume control of such defense (which shall be controlled by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) based on the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with such Third Party Claim, (ii) the Claim for indemnification relates to or arises in connection with any criminal or regulatory proceeding, action, indictment, allegation or investigation, (iii) the Claim is by a customer or supplier of the Surviving Corporation or any of its Subsidiaries, the loss of the commercial relationship with whom would be materially adverse to the Surviving Corporation or other Indemnified Party, (iv) the Claim seeks an injunction or equitable relief against the Surviving Corporation or other Indemnified Party (or against any of its Subsidiaries, if the Indemnified Party is a Purchaser Indemnified Party), or (v) the Claim has a reasonable likelihood of resulting in Losses that would exceed the balance of the Indemnity Escrow Account. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. If the Indemnifying Party (i) elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation defend against, negotiate, settle or otherwise deal with such Third Party Claim it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Parties hereto agree to co-operate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim and the Party responsible for the defense of such Claim hereunder shall, to the extent reasonably requested by the other applicable Parties, keep such other applicable Parties informed as to the status of such Claim, including all settlement negotiations and offers. Notwithstanding anything in this Section 9.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant and such Party provide to such other Party an unqualified release from all liability in respect of the Third Party Claim and such settlement or compromise would be on a basis that would not result in (w) in the case of a Purchaser Indemnified Party, Losses that would exceed the balance of the Indemnity Escrow Amount, (x) the imposition of a consent order, injunction or decree that would restrict

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the future activity or conduct of the Indemnified Party or any of its Affiliates, (y) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (z) a finding or admission that would have a material adverse effect on other Claims made or threatened against the Indemnified Party or any of its Affiliates. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim. All notices, consents, elections and actions to be given to or by, or made or taken by the Company Securityholders shall be given to or by, or made or taken by, the Shareholders’ Representative.
(b)    After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Third Party Claim hereunder, the Indemnified Party shall promptly forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.
Section 9.6    Limitations on Indemnification.
(a)    The Company Shareholders shall not have any indemnification obligations for Losses under Section 9.2(a) or Section 9.2(b), and Purchaser and Merger Sub shall not have any indemnification obligations for Losses under Section 9.4(a) or Section 9.4(b), unless in each such case the aggregate amount of all such Losses exceeds an amount equal to 0.5% of the Gross Cash Consideration (the “Deductible”) and then only to the extent of such excess. In no event shall the aggregate indemnification to be paid for Losses by the Company Shareholders under Section 9.2 or by the Purchaser or Merger Sub under Section 9.4 exceed the Indemnity Escrow Amount (the “Cap”). For the avoidance of doubt, the Indemnity Escrow Account shall be the sole source of funds for Losses claimed under Section 9.2 hereof.
(b)    In no event shall the aggregate indemnification to be paid by a Principal Shareholder for Losses under Section 9.3 exceed an amount equal to one-half of the aggregate Share Consideration actually received by the applicable Principal Shareholder (the “Fundamental Cap”).
(c)    The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. Except as provided in Section 4.19, the

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waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
(d)    No Purchaser Indemnified Party shall be entitled to recover under this Article IX, and no Losses related thereto shall be aggregated for purposes of Section 9.6(a), with respect to (i) any Loss which would not have arisen but for any change in accounting policies, practices or procedures adopted by Purchaser or its Affiliates or for any other act or omission by Purchaser and its Affiliates after the Closing Date, and (ii) any Loss that would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date.
(e)    The Company Shareholders shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Party seeking indemnification.
Section 9.7    Calculation of Losses.
(a)    The amount of any Losses for which indemnification is provided under this Article IX shall be net of (i) any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any costs or expenses incurred in connection with such recovery (including increased premiums) and (ii) any Tax benefits actually realized by the Indemnified Party in connection with such Losses.
(b)    Purchaser and Merger Sub shall use, and shall cause each other Purchaser Indemnified Party to use, its commercially reasonable efforts to seek full recovery under all insurance policies and other collateral sources covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.
Section 9.8    Indemnity Escrow. Any payment that the Company Shareholders are obligated to make to any Purchaser Indemnified Party pursuant to Section 9.2 shall be paid solely by release of funds to any Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. Fifteen (15) months following the Closing Date (the “Release Date”), the Indemnity Escrow Amount (to the extent not utilized to pay a Purchaser Indemnified Party for any Claim) shall be released by the Escrow Agent from the Indemnity Escrow Account to the Shareholders’ Representative. The Company and Purchaser shall each bear half of the costs and expenses of the Escrow Agent, payable from the Indemnity Escrow Account.
Section 9.9    Tax Treatment of Indemnity Payments. Purchaser and the Company Shareholders agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Gross Cash Consideration for federal, state, local and non-U.S. Tax purposes, except to the extent otherwise required by applicable Law.

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Section 9.10    Exclusive Remedy. From and after the Closing, other than instances of fraud, the sole and exclusive remedy for any breach or alleged breach of any representation or warranty or any covenant or agreement of the Company in this Agreement or any document or instrument delivered pursuant to this Agreement, or any failure or alleged failure of any such representation or warranty or covenant or agreement to be true and correct, shall be indemnification in accordance with this Article IX. The provisions of this Article IX apply from and after Closing.

Section 9.11    Shareholders’ Representative. The Majority Shareholder is hereby appointed as the Shareholders’ Representative as agent and attorney-in-fact of the Company Shareholders. The Shareholders’ Representative shall have the authority, for and on behalf of the Company Shareholders (except for such Company Shareholders, if any, who have perfected their dissenters’ rights under the WBCA), to take such actions and exercise such discretion as are required of the Shareholders’ Representative pursuant to Article III, Section 7.12 and Section 7.15, and Article IX of this Agreement, the Escrow Agreement, and any related document or instrument, and any such actions shall be binding on each Company Shareholder, including the following:

(a)    to give and receive communications and notices on behalf of the Company Shareholders;
(b)    to negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to Claims against Company Shareholders;
(c)    to negotiate, agree to, enter into settlements and compromises of, and comply with orders and awards of courts with respect to any Claims or disputes related to this Agreement or the Escrow Agreement;
(d)    to receive on behalf of the Company Shareholders payments due and owing pursuant to this Agreement or the Escrow Agreement and acknowledge receipt thereof;
(e)    to amend, supplement or change this Agreement or the Escrow Agreement, or waive any provision hereof or thereof; provided, however, that the Shareholders’ Representative has obtained the prior written consent of each of the Principal Shareholders;
(f)    to receive service of process on behalf of the Company Shareholders in connection with any Claims under this Agreement, the Escrow Agreement or any related document or instrument; and
(g)    to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative to accomplish any of the foregoing.
All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company Shareholders as a matter of contract Law. The Shareholders’ Representative shall not be liable to the Company Shareholders for any act done or omitted to be taken as Shareholders’ Representative except expressly as set forth herein. By the Company

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Shareholders’ approval of this Agreement, each Company Shareholder shall have and shall be deemed to have agreed that the Company Shareholders shall indemnify and hold harmless the Shareholders’ Representative and its partners, shareholders, Affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, Affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (each a “Representative Indemnified Party”) from and against all Losses incurred or suffered by the Representative Indemnified Parties as a result of, or arising out of, or relating to any and all actions taken or omitted to be taken by the Shareholders’ Representative pursuant to this Section 9.11, or in connection with the incurrence, payment, discharge or settlement of any of the obligations of the Company Shareholders, except for any such Losses that arise on account of the Shareholders’ Representative’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final adjudication. None of the Representative Indemnified Parties shall be liable to any Company Shareholder in respect of such arrangements or actions or omissions in connection therewith, except to the extent that such acts or omissions constitute gross negligence or willful misconduct. A decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision for all of the Company Shareholders hereunder, and shall be final, binding and conclusive upon each of such Company Shareholders and Purchaser and Merger Sub may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of such Company Shareholders. Purchaser and Merger Sub are hereby relieved and held harmless from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Representative. The Shareholders’ Representative shall be entitled to reimbursement from the Company Shareholders of any and all fees, expenses and costs incurred in the performance of such Shareholders’ Representative’s duties hereunder. Notwithstanding anything to the contrary herein, no Company Shareholder shall be obligated to reimburse or indemnify or hold harmless the Shareholders’ Representative in an aggregate amount in excess of such Company Shareholder’s Percentage Interest of the Post-Closing Expenses Fund, the Adjustment Escrow Amount or the Indemnity Escrow Amount, or an individual amount in excess of such Company Shareholder’s Percentage Interest of the amount for which reimbursement or indemnification is sought. The Shareholders’ Representative shall have the right to instruct Purchaser and the Exchange Agent to offset any of the Aggregate Merger Consideration in satisfaction of any of the foregoing obligations of the Company Shareholders to the Shareholders’ Representative. If the Majority Shareholder becomes unable to serve as Shareholders’ Representative, such other Person or Persons may be designated by a majority of the individuals who were the directors of the Company immediately prior to the Closing, and such Person or Persons shall succeed as the Shareholders’ Representative. Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders’ Representative.
Section 9.12    No Contribution. There will be no right of contribution from the Surviving Corporation or any successor to the Surviving Corporation with respect to any indemnity payments that the Company Shareholders, any of the Principal Shareholders or the Majority Shareholder may become obligated to make in accordance with this Article IX.

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ARTICLE X
TERMINATION
Section 10.1    Termination or Abandonment. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after any approval of this Agreement by the Company Shareholders:
(a)    by the mutual written consent of the Company and Purchaser, duly authorized by their respective Boards of Directors;
(b)    by either the Company or Purchaser, if (i) the Effective Time shall not have occurred on or before 5:00 p.m. Pacific Daylight Time on August 31, 2014 (the “End Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any material agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(c)    by either the Company or Purchaser, if any Restraint permanently enjoining or otherwise prohibiting the completion of the Merger has become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used such efforts as may be required by Section 7.6 to prevent, oppose and remove such Restraint;
(d)    by either the Company or Purchaser, if the Company Shareholder Consent shall not have been obtained on or before one day after execution and delivery of this Agreement;
(e)    by the Company, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 or failure of the Effective Time to occur and (ii) cannot be cured by the End Date (a “Purchaser Terminable Breach”), provided that the Company shall have given Purchaser written notice, delivered at least 10 days before such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(e) and the basis for such termination; and provided, further, that the Company is not then in Company Terminable Breach;
(f)    by Purchaser, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) cannot be cured by the End Date (a “Company Terminable Breach”), provided that Purchaser shall have given the Company written notice, delivered at least 10 days before such termination, stating Purchaser’s intention to terminate this Agreement pursuant to this Section 10.1(f) and the basis for such termination; and provided, further that Purchaser is not then in Purchaser Terminable Breach; and

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(g)    by the Company, if (i) the Merger shall not have been completed by five Business Days after the first date upon which all conditions set forth in Section 8.1 and Section 8.3 (other than Section 8.3(c)) are satisfied and (ii) at the time of such termination such conditions continue to be satisfied or any failure of such conditions to be satisfied is attributable to the fault of Purchaser or Merger Sub.
Section 10.2    Notice of Termination. A terminating Party shall deliver written notice of termination to the other Party or Parties specifying with reasonable particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such notice unless the notice states a later time of effectiveness.
Section 10.3    Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Purchaser or Merger Sub, except that this Section 10.3, Article IX and Article XI will survive that termination; provided, further, that no such termination shall relieve any Party from liability for damages (including, in the case of Claims by the Company, damages based on the consideration that would have otherwise been payable to the Company Shareholders or based on loss of market value or stock price of the Company) for any fraud or breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Purchaser Parent Guarantee. In consideration of, and as an inducement to the Company and the Principal Shareholders entering into this Agreement and performing their obligations hereunder, the Purchaser Parent hereby irrevocably, absolutely and unconditionally guarantees to the Company and the Principal Shareholders the full performance and payment by Purchaser of the covenants, obligations, monetary or otherwise, and undertakings of Purchaser pursuant to or otherwise in connection with this Agreement, and the consummation of the transactions contemplated hereby and thereby (the “Purchaser Guaranteed Obligations”). Any breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of Purchaser shall also be deemed to be a breach or failure to perform by the Purchaser Parent, and the Company and the Principal Shareholders shall have the right, exercisable in their sole discretion, to pursue any and all available remedies they may have arising out of any such breach or nonperformance directly against either or both of Purchaser and the Purchaser Parent in the first instance. This guarantee is a guarantee of performance and not exclusively of collection. The Purchaser Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 11.1 are knowingly made in contemplation of such benefits.
Section 11.2    Confidential Information.
(a)    The Nondisclosure Agreement shall remain in effect until the Effective Time, at which time it shall automatically and without any action of the parties thereto fully and forever terminate. Notwithstanding the foregoing, during the period between the date of this Agreement and the Closing, Purchaser shall be permitted to disclose Confidential Information to its Representatives for the purpose of evaluating, negotiating, financing, consummating, and

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implementing the Proposed Transactions on condition that such Representatives have been informed of the Nondisclosure Agreement and the terms thereof, and have agreed to be bound by such terms, and that Purchaser shall be liable for any breach of the Nondisclosure Agreement by such Representatives.
(b)    The Insight Entities hereby agree that from and after the date of this Agreement, and for the period between the Closing Date and June 30, 2016, the Insight Entities shall not disclose to any third parties, and shall use commercially reasonable efforts to protect the confidentiality of, Confidential Information that the Insight Entities obtain prior to the Closing Date concerning the business of the Company.
(c)    The Majority Shareholder hereby agrees that from and after the date of this Agreement, and for the period between the Closing Date and December 31, 2017, the Majority Shareholder shall not disclose to any third parties, and shall use commercially reasonable efforts to protect the confidentiality of, Confidential Information that the Majority Shareholder obtains prior to the Closing Date concerning the business of the Company.
(d)    The term “Confidential Information” for purposes of this Section 11.2 shall mean (i) in the case of the obligations of the Insight Entities under this Section 11.2, any information owned by the Company that constitutes a trade secret (as defined in RCW 19.108.010 et seq.), and (ii) in the case of the obligations of the Majority Shareholder under this Section 11.2, (A) any information owned by the Company that constitutes a trade secret (as defined in RCW 19.108.010 et seq.), and (B) any information owned by the Company which contains: customer pricing; customer contracts and information that is subject to confidentiality obligations under customer contracts; strategic plans; financial information; IT and engineering data; HUM or SEEL; or the terms of p-card agreements, but in each case only to the extent that such information was maintained as confidential information by the Company prior to the Closing Date, and not including information that, after the Closing Date, becomes available to the public or to the Majority Shareholders from any third party, provided that such third party is not known by the Majority Shareholders, after reasonable inquiry, to be bound by a confidentiality obligation, except where such availability arises out of the breach of this Section 11.2 by a Principal Shareholder.
(e)     Nothing contained in this Section 11.2 shall limit the right of a Principal Shareholder to: (i) make filings with a Governmental Entity as may be legally required (provided that if the Principal Shareholder has the right to request confidential treatment for the filings it will use commercially reasonable efforts to do so); (ii) respond to any inquiries from a Governmental Entity (provided that if the receiving Party is compelled by any civil or criminal legal action or by a proceeding initiated by a Governmental entity to disclose any Confidential Information, the Principal Shareholder will, to the extent not prohibited by applicable Law, provide the Company with prompt notice of such requirement, and will cooperate with the efforts the Company may choose to take to seek appropriate protective order(s) for such compelled disclosure, at the Company’s expense; (iii) consult with its Representatives; (iv) communicate with its respective shareholders, Affiliates, or limited partners concerning the Merger; or (v) make a public announcement relating to the Merger in accordance with the provisions of Section 7.7.

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(f)    For the avoidance of doubt, Purchaser shall not have any obligation under or in connection with this Agreement to maintain the confidentiality of Confidential Information with respect to the Company from and after the Closing.
Section 11.3    Expenses. Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that expenses incurred in connection with all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Purchaser.
Section 11.4    Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile or pdf), each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, pdf or otherwise) to the other Parties.
Section 11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Washington, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Washington.
Section 11.6    Jurisdiction; Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It accordingly is agreed that the Parties shall be entitled to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement including, without limiting the foregoing, if the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or Merger Sub or to enforce specifically the obligations of Purchaser or Merger Sub under this Agreement. Except for the determinations to be made by the Designated Accountant pursuant to Section 3.4 of this Agreement, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or the Merger, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, or the Merger, brought by another Party hereto or its successors or assigns, shall be brought and determined exclusively in a state or federal court located in Spokane, Washington. Except for the determinations to be made by the Designated Accountant pursuant to Section 3.4 of this Agreement, each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Merger: (a) any Claim that it is not personally subject to the jurisdiction of such courts for any reason, (b) any Claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by

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applicable Law, any Claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 11.7    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 11.8    Notices. Any notice given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
To Purchaser, Merger Sub, or Purchaser Parent:
GDF SUEZ Energie Services
1 place des Degrés
92800 PUTEAUX
Facsimile: 00 33 1 41 20 13 19
Attention: Directeur Juridique
with a copy (which shall not constitute notice) to:
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Facsimile: (206) 623-7022
Attention: Eric E. Freedman
To the Company:
Ecova, Inc.
1313 N. Atlantic St., Suite 5000
Spokane, WA 99201
Facsimile: (503) 525-4800
Attention: General Counsel

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with a copy (which shall not constitute notice) to:
Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Facsimile:    206-757-7071
Attention:    Bruce T. Bjerke
To the Shareholders’ Representative:
Avista Capital, Inc.
c/o Avista Corporation
P.O. Box 3727 – MSC12
Spokane, WA 99220-3727
Facsimile: (509) 495-4361
Attention: General Counsel
or to such other address as any Party shall specify by written notice so given and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this section; provided, however, that such notification shall only be effective on the date specified in such notice or two Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 11.9    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.
Section 11.10     Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such provision or the remaining provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
Section 11.11     Entire Agreement; Third-Party Beneficiaries. This Agreement (including the schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and, except for Article III (which, from and after the Effective Time, shall be for the benefit of holders of Shares, the Company Stock Options referenced in Section 3.1(b) and the Warrant), Section 7.8 (which, from and after the Effective Time, shall be for the benefit of the D&O Indemnified Parties), Article IX (with respect to the Purchaser Indemnified Parties and the Seller Indemnified Parties), and the right of the Company, on behalf of the holders of Shares and for

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their indirect benefit, to pursue damages (including damages based on the consideration that would otherwise have been payable to holders of the Shares or based on the loss of market value or stock price of the Company) in the event of Purchaser’s or Merger Sub’s willful or intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Purchaser and Merger Sub, is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder. To the extent there may arise a remedy in favor of the Company’s shareholders relating to the right to obtain any transaction premium or similar value arising as damages in connection with a breach of this Agreement by Purchaser or Merger Sub, such right may be exercised, and damages may be sought and obtained, if at all, only by the Company for the benefit of such shareholders, and under no circumstances shall the Company be deemed to be a trustee of, or to be required to make a dividend, distribution or other payment of, any proceeds of any such Claim, it being expressly intended that any amounts so recovered may be retained or applied in the sole and absolute discretion of the Company’s Board of Directors.
Section 11.12     Amendments; Waivers. At any time before the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Purchaser and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that, after receipt of the Company Shareholder Consent, if any such amendment or waiver shall by applicable Law require further approval of the Company Shareholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Shareholders. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 11.13     Headings. The headings of the articles and sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.
Section 11.14     Interpretation. When a reference is made in this Agreement to an article or section that reference shall be to an article or section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “or” will be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” will be interpreted to mean “and/or” rather than “either/or”). All terms defined in this Agreement shall have the defined meanings when used in any certificate, schedule or other document made or delivered pursuant hereto unless otherwise defined therein, whenever the context so requires. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the

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Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it were drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any disclosure or exception set forth by a Party in one section of the Company Disclosure Schedule shall be effective as a disclosure or exception with respect to other sections of such Company Disclosure Schedule (and to the representations, warranties and covenants to which such section pertains), to the extent that the relevance of such disclosure or exception to such other sections is reasonably apparent on its face. Any obligation hereunder that, by the terms hereof, would occur on a day on which banks in the State of Washington are required or permitted to be closed shall be deemed to occur on the following Business Day. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations adopted thereunder.
Section 11.15     Company Counsel. It is acknowledged by each of the Parties (including, after the Closing, the Surviving Corporation) that Davis Wright Tremaine LLP (“DWT”) has represented the Company and the Shareholders’ Representative in connection with the Merger. Purchaser hereby consents to Davis Wright Tremaine’s representation of the Shareholders’ Representative and the former shareholders of the Company after the Closing and any of their respective Affiliates, heirs, successors or assigns in any matter, including in any matters arising in connection with the Company, the Merger or this Agreement, that is or may be adverse to the Purchaser or the Surviving Corporation. Purchaser and the Company agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of DWT’s representation of the Company or Shareholders’ Representative in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Shareholders’ Representative after the Closing and may be waived only by Shareholders’ Representative, and not the Company, and shall not pass to or be claimed or used by Purchaser or the Company, except to assert privilege as against Third Party Claims pursuant to Section 9.5.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

COFELY USA INC.

By: /s/ Frank Demaille____________
Name: Frank Demaille
Title:     Vice President

COFELY EVEREST INC.

By: /s/ Frank Demaille____________
Name: Frank Demaille
Title:    Vice President

GDF SUEZ ENERGIE SERVICES INTERNATIONAL S.A.

By:_/s/ Etienne Jacolin ___________
Name: Etienne Jacolin
Title: Administrateur délégué

ECOVA, INC.

By:_/s/ Jeff D. Heggedahl_________
Name: Jeff D. Heggedahl
Title: President

AVISTA CAPITAL, INC., as Shareholders’ Representative

By:_/s/ Scott Morris______________
Name: Scott Morris
Title: President and CEO

AVISTA CAPITAL, INC., as a Principal Shareholder

By:_/s/ Scott Morris______________
Name: Scott Morris
Title: President and CEO

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INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P., as a Principal Shareholder

By:_/s/ Blair Flicker______________
Name: Blair Flicker
Title: Authorized Person

INSIGHT CAPITAL PARTNERS III – CO-INVESTORS, L.P., as a Principal Shareholder

By:_/s/ Blair Flicker______________
Name: Blair Flicker
Title: Authorized Person

INSIGHT CAPITAL PARTNERS III, L.P., as a Principal Shareholder

By:_/s/ Blair Flicker______________
Name: Blair Flicker
Title: Authorized Person

INSIGHT VENTURE PARTNERS (CAYMAN)
VI, L.P., as a Principal Shareholder

By:_/s/ Blair Flicker______________
Name: Blair Flicker
Title: Authorized Person

INSIGHT VENTURE PARTNERS VI (CO-INVESTORS), L.P., as a Principal Shareholder

By:_/s/ Blair Flicker______________
Name: Blair Flicker
Title: Authorized Person

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INSIGHT VENTURE PARTNERS VI, L.P., as a Principal Shareholder

By:_/s/ Blair Flicker______________
Name: Blair Flicker
Title: Authorized Person

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